                                                                 EXHIBIT 99(3)

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                          AGREEMENT AND PLAN OF MERGER


                                     among


                       ATRIUM ACQUISITION HOLDINGS CORP.,


                         ATRIUM / PG ACQUISITION CORP.


                                      and


                            PLY GEM INDUSTRIES, INC.





                           dated as of June 24, 1997





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



                               TABLE OF CONTENTS


                                                                Page
                                  ARTICLE 1

            APPROVALS OF THE BOARD OF DIRECTORS AND STOCKHOLDERS

1.1   Company Actions.............................................2
1.2   Company Stockholder Approval................................2
1.3   Sub Stockholder Approval....................................3
1.4   Proxy Statement.............................................3


                                  ARTICLE 2

                                 THE MERGER

2.1   The Merger..................................................3
2.2   Closing.....................................................4
2.3   Effective Time of the Merger................................4
2.4   Effects of the Merger.......................................4


                                  ARTICLE 3

        EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT
                 CORPORATIONS; EXCHANGE OF THE CERTIFICATES

3.1   Effect on Capital Stock.....................................5
3.2   Conversion of Shares........................................5
3.3   Payment for Shares..........................................6
3.4   Stock Transfer Books........................................7
3.5   Stock Option Plans..........................................8
3.6   Dissenting Shares...........................................9


                                  ARTICLE 4

                       REPRESENTATIONS AND WARRANTIES

4.1   Representations and Warranties of the Company..............10
4.2   Representations and Warranties of Parent and Sub...........27
4.3   Representations and Warranties of Atrium...................29


                                  ARTICLE 5

                  COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1   Covenants of the Company...................................30

                                  ARTICLE 6

                            ADDITIONAL AGREEMENTS
6.1    Access to Information.....................................34
6.2    Assistance................................................34
6.3    Compliance with New Jersey ISRA...........................35
6.4    Fees and Expenses.........................................35
6.5    Brokers or Finders........................................36
6.6    Indemnification; Directors' and Officers' Insurance.......37
6.7    Reasonable Efforts........................................39
6.8    Publicity.................................................39
6.9    Withholding Rights........................................39
6.10   Real Estate Taxes.........................................39
6.11   HSR and Other Governmental Approvals......................40
6.12   Notification of Certain Matters...........................40
6.13   Solvency Letter...........................................40
6.14   Continuation of Employee Benefits.........................41
6.15   Trustees..................................................41
6.16   Withdrawal Liability......................................42


                                  ARTICLE 7

                            CONDITIONS PRECEDENT

7.1   Conditions to Each Party's Obligation to
          Effect the Merger......................................42
7.2   Conditions to Obligations of Parent and Sub................43
7.3   Conditions to Obligations of the Company...................43


                                  ARTICLE 8

                          TERMINATION AND AMENDMENT

8.1   Termination................................................44
8.2   Effect of Termination......................................46
8.3   Amendment..................................................46
8.4   Extension; Waiver..........................................46


                                  ARTICLE 9

                             GENERAL PROVISIONS

9.1   Nonsurvival of Covenants and Agreements....................46
9.2   Confidentiality Agreement..................................46
9.3   Notices....................................................46
9.4   Interpretation.............................................48
9.5   Counterparts...............................................48
9.6   Entire Agreement; No Third Party Beneficiaries;
      Rights of Ownership .......................................48
9.7   Governing Law..............................................48
9.8   Assignment.................................................48
9.9   Director and Officer Liability.............................49
9.10   Specific Performance......................................49


                                 ARTICLE 10

                                  GUARANTEE

10.1   Limited Guarantee.........................................49

Schedules

Schedule 3.5(a) -- Cancellation of Stock Options

Schedule 4.1(a) -- Subsidiaries

Schedule 4.1(b) -- Capital Structure

Schedule 4.1(c) -- Violations (Transaction Documents)

Schedule 4.1(f) -- Violations (General)

Schedule 4.1(g) -- Permits

Schedule 4.1(h) -- Litigation

Schedule 4.1(i) -- Taxes

Schedule 4.1(j) -- Employment Agreements

Schedule 4.1(k) -- Benefit Plans and Employee Arrangements

Schedule 4.1(l) -- Absence of Certain Changes or Events

Schedule 4.1(m) -- Material Liabilities

Schedule 4.1(n) -- Agreements with Financial Advisor

Schedule 4.1(p) -- Labor Matters

Schedule 4.1(r) -- Environmental Matters

Schedule 4.1(s) -- Real Property

Schedule 4.1(v) -- Material Contracts

Schedule 4.1(w) -- Related Party Transactions

Schedule 4.2(e) -- Financing Commitments

Schedule 5.1(n) -- Capital Expenditures

Schedule 6.5(a) -- Brokers or Finders



Exhibits

Exhibit A -- Stockholders Agreement

Exhibit B -- Option Conversion Agreement

Exhibit C -- Option Surrender Agreement, Release and Waiver

Exhibit D -- Non-Compete and Termination Agreement

Exhibit E -- Termination and Release Agreement

                            LIST OF DEFINED TERMS


          --A--                                 --F--

Acquisition Proposal, .......32       Financial Advisor,............2
Affiliate,...................27       Financing Commitments, ......28
Agreement.....................1       FTC, ........................40
Antitrust Division,..........40
Appraiser, ..................40                 --G--
Associate, ..................27
Atrium, ......................1       GAAP, .......................13
                                      Gains and Transfer Taxes, ...12
          --B--                       Governmental Entity, ........12

Benefit Liabilities, ........19                 --H--
Benefit Plans,.............. 17
Bylaws, ......................4       Hazardous Material,..........24
                                      HSR Act, ....................12
          --C--
                                                --I--
Capitalization Date, ........10
CERCLA, .....................24       Indemnified Liabilities, ....37
Certificate of Incorporation,.2       Indemnified Parties, ........37
Certificate of Merger, .......4       Injunction, .................42
Certificates, ................6       IRS, ........................16
Closing, .....................4       ISRA, .......................13
Closing Date, ................4
Code, .......................16                 --L--
Company, .....................1
Company Common Stock, ........1       Laws, .......................12
Company Intangible Property, 23
Company Litigation, .........14                 --M--
Company Order, ..............14
Company Permits, ............14       Material Adverse Effect, ....10
Company SEC Documents, ......13       Material Contracts, .........26
Company Stockholder                   Meeting Date, ...............13
Approval, ...................13       Merger,.......................1
Company Stockholder Meeting,..2       Merger Consideration, ........5
Company Voting Debt, ........11
Confidentiality Agreement, ..34
Constituent Corporations, ....4                 --N--

          --D--                       NJDEPE, .....................35
                                      Non-Compete and Termination
                                      Agreement, ...................1
DGCL, ........................2
Dissenting Shares,............9                 --O--

                                      Option Consideration,.........8
         --E--                        Option Conversion
                                      Agreement, ...................1
Effective Time, ..............4       Options,......................8
Employee Arrangements, ......17       OSHA, .......................24
Environmental Costs and
Liabilities, ................23
Environmental Law,...........23
ERISA Affiliate,.............17                  --P--
Exchange Act,................13
                                      Parent, ......................1
                                      Paying Agent, ................6
                                      Payment Fund, ................6
                                      PBGC, .......................18
                                      Preferred Stock, ............10

Proxy Statement, .............2

                                      Surviving Corporation, .......4

         --R--                                       --T--

Real Property Leases, .......26
Release,.....................24       Tax, ........................16
Remedial Action, ............24       Tax Return, .................16
Representatives, ............31       Taxes, ......................16
                                      Termination and Release
                                      Agreement, ...................1
          --S--                       Transaction Documents, .......2

SEC,..........................3                 --U--
Securities Act, .............13
Shares,.......................1       Unvested Stock, ..............8
Solvency Letter, ............40       Unvested Stock
Stock Option Plans, ..........8       Consideration, ...............8
Stockholders Agreement, ......1
Sub, .........................1
Subsidiary, ..................8                 --V--

                                       Violation, ..................12

                          AGREEMENT AND PLAN OF MERGER

      THIS AGREEMENT AND PLAN OF MERGER, dated as of June 24, 1997 (the "Agreement"), is made and entered into by and among ATRIUM ACQUISITION HOLDINGS CORP., a Delaware corporation ("Parent"), ATRIUM/PG ACQUISITION CORP., a Delaware corporation and a wholly owned subsidiary of Parent ("Sub"), and PLY GEM INDUSTRIES, INC., a Delaware corporation (the "Company"). In addition to the above parties, Atrium Corporation, a Delaware corporation and the sole stockholder of Parent ("Atrium"), hereby joins in the execution and delivery of this Agreement for purposes of Section 4.3 and Articles 9 and 10.

      WHEREAS, the respective Boards of Directors of Parent, Sub and the Company have approved the merger (the "Merger") of Sub with and into the Company upon the terms and subject to the conditions set forth in this Agreement;

      WHEREAS, Parent and Sub are unwilling to enter into this Agreement (and effect the transactions contemplated hereby) unless, contemporaneously with the execution and delivery hereof, certain beneficial and record holders of outstanding shares of common stock, par value $0.25 per share, of the Company ("Shares" or "Company Common Stock") and Options (as defined in Section 3.5) enter into a Stockholders Agreement substantially in the form of Exhibit A hereto (the "Stockholders Agreement") and, in order to induce Parent and Sub to enter into this Agreement, the Company and such holders are executing and delivering concurrently herewith the Stockholders Agreement;

      WHEREAS, Parent and Sub are unwilling to enter into this Agreement (and effect the transactions contemplated hereby) unless certain beneficial and record holders of Options or Unvested Stock enter into (i) an Option Conversion Agreement substantially in the form of Exhibit B hereto (an "Option Conversion Agreement") and/or (ii) an Option Surrender Agreement, Release and Waiver substantially in the form of Exhibit C hereto (an "Option Release Agreement");

      WHEREAS, Parent and Sub are unwilling to enter into this Agreement (and effect the transactions contemplated hereby) unless, contemporaneously with the execution and delivery hereof, Jeffrey S. Silverman enters into a Non-Compete and Termination Agreement substantially in the form of Exhibit D hereto (the "Non-Compete and Termination Agreement"), which shall establish (i) the terms and provisions under which such individual's employment contract with the Company shall terminate and (ii) the terms and provisions of a non-competition agreement between the Company and such individual and, in order to induce Parent and Sub to enter into this Agreement, the Company and such individual are executing and delivering concurrently herewith the Non-Compete and Termination Agreement;

      WHEREAS, Parent and Sub are unwilling to enter into this Agreement (and effect the transactions contemplated hereby) unless, contemporaneously with the execution and delivery hereof, Herbert P. Dooskin enters into a Termination and Release Agreement substantially in the form of Exhibit E hereto (the "Termination and Release Agreement"), which shall establish the terms and provisions under which such individual's employment contract with the Company shall terminate and, in order to induce Parent and Sub to enter into this Agreement, the Company and such individual are executing and delivering concurrently herewith the Termination and Release Agreement;

      WHEREAS, the Company is unwilling to enter into this Agreement (and effect the transactions contemplated hereby) unless, contemporaneously with the execution and delivery hereof, the Company has received true and complete copies of the financing commitments described in Section 4.2(e); and

      WHEREAS, Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the consummation thereof.

      NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:


                                   ARTICLE 1

                      APPROVALS OF THE BOARD OF DIRECTORS
                                AND STOCKHOLDERS


    1.1 Company Actions. The Company hereby consents to the Merger and represents that (a) its Board of Directors (at a meeting duly called and held) has (i) determined that this Agreement, the Stockholders Agreement, the Option Conversion Agreements, the Option Release Agreements, the Non-Compete and Termination Agreement and the Termination and Release Agreement (collectively, the "Transaction Documents") and the transactions contemplated hereby or thereby, including the Merger, are fair to and in the best interests of the stockholders of the Company, (ii) approved the execution, delivery and performance of the Transaction Documents by the Company and the consummation of the transactions contemplated thereby, including the Merger, and such approval constitutes approval of the foregoing for purposes of Section 203 of the Delaware General Corporation Law, as amended (the "DGCL"), (iii) resolved to recommend approval and adoption of this Agreement by the holders of Company Common Stock; and (b) Furman Selz LLC (the "Financial Advisor") has delivered to the Board of Directors of the Company its opinion that, as of such date and based upon and subject to the matters set forth therein, the Merger Consideration (as defined in Section 3.2) to be received by the holders of Company Common Stock in the Merger is fair, from a financial point of view, to such holders.

     1.2 Company Stockholder Approval. The Company shall, in accordance with applicable law and the Company's Certificate of Incorporation, as amended (such Certificate of Incorporation as amended being hereinafter referred to as the "Certificate of Incorporation"), and By-Laws, (i) duly call, give notice of, convene and hold a special meeting of its stockholders as promptly as practicable for the purpose of considering and taking action on this Agreement and the transactions contemplated hereby (the "Company Stockholder Meeting") and (ii) subject to the fiduciary obligations of the Board of Directors of the Company as advised by independent legal counsel, include in the proxy statement (such proxy statement as amended or supplemented from time to time being hereinafter referred to as the "Proxy Statement") the recommendation of the Board of Directors that the stockholders of the Company approve and adopt this Agreement and the transactions contemplated hereby, including, without limitation, the Merger, and use all reasonable efforts to obtain such approval and adoption.

     1.3 Sub Stockholder Approval. Parent, in its capacity as the sole stockholder of Sub, by its execution hereof, approves and adopts this Agreement and the transactions contemplated hereby.

     1.4 Proxy Statement. As promptly as practicable after the execution of this Agreement, the Company shall prepare and file with the Securities and Exchange Commission

(the "SEC") the preliminary Proxy Statement with respect to the actions to be taken at the Company Stockholder Meeting; provided, however, that the Company shall furnish such preliminary Proxy Statement to Parent for review before such filing with the SEC and that such filing shall be subject to Parent's prior approval of the preliminary Proxy Statement, which approval shall not be unreasonably withheld or delayed. Parent and the Company shall cooperate with each other in the preparation of the Proxy Statement, and the Company shall notify Parent of the receipt of any comments of the SEC with respect to the Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to Parent promptly copies of all correspondence between the Company or any representative of the Company and the SEC. As promptly as practicable after comments are received from the SEC with respect to the preliminary Proxy Statement, the Company shall use all reasonable efforts to respond to the comments of the SEC. The Company shall give Parent and its counsel the opportunity to review all amendments and supplements to the Proxy Statement and all responses to requests for additional information and replies to comments of the SEC prior to their being filed with or sent to the SEC; provided, however, that the Company shall furnish such proposed amendments, supplements and responses to Parent for review before filing any of such with the SEC and that the filing of such shall be subject to Parent's prior approval, which approval shall not be unreasonably withheld or delayed. Parent shall promptly provide the Company with such information as may be required to be included in the Proxy Statement or as may be reasonably required to respond to any comment of the SEC. After all the comments received from the SEC have been cleared by the SEC staff and all information required to be contained in the Proxy Statement, to the reasonable satisfaction of Parent, has been included therein by the Company, the Company shall file with the SEC the Proxy Statement and the Company shall use all reasonable efforts to have the Proxy Statement cleared by the SEC as soon thereafter as practicable. The Company shall cause the Proxy Statement to be mailed to its stockholders of record, as of the record date established by the Board of Directors of the Company, as promptly as practicable after clearance by the SEC. Unless the Board of Directors of the Company, after consultation with its outside legal counsel, concludes that such recommendation is no longer consistent with the discharge of applicable fiduciary duties of the Board of Directors of the Company, the Company shall cause the Proxy Statement to include, and continue to include until the vote is taken at the Company Stockholder Meeting, the recommendation of the Board of Directors of the Company in favor of this Agreement and the transactions contemplated hereby, including, without limitation, the Merger.


                                   ARTICLE 2

                                   THE MERGER

     2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, Sub shall be merged with and into the Company at the Effective Time (as defined in Section 2.3). At the Effective Time, the separate corporate existence of Sub shall cease, and the Company shall continue as the surviving corporation and a direct wholly owned subsidiary of Parent or its successor (Sub and the Company are sometimes hereinafter referred to as "Constituent Corporations" and, as the context requires, the Company is sometimes hereinafter referred to as the "Surviving Corporation") and shall continue under the name "Ply Gem Industries, Inc."

     2.2 Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section 8.1, and subject to the satisfaction or waiver of the conditions set forth in
Article 7, the closing of the Merger (the "Closing") shall take place at 10:00 a.m., New York time, on the second business day after satisfaction and/or waiver of all of the conditions set forth in Section 7.1 (the "Closing Date"), at the offices of Cleary, Gottlieb, Steen & Hamilton, One Liberty Plaza, New York, New York 10006, unless another date, time or place is agreed to in writing by the parties hereto.

     2.3 Effective Time of the Merger. Subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware, as provided in the DGCL, as soon as practicable on or after the Closing Date. The Merger shall become effective upon such filing or at such time thereafter as is provided in the Certificate of Merger as the Company and Sub shall agree (the "Effective Time").

     2.4  Effects of the Merger.

          (a) The Merger shall have the effects as set forth in the applicable provisions of the DGCL.

          (b) The directors and officers of Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the initial directors and officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified, or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and Bylaws.

          (c) At the Effective Time, Article IV of the Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended to increase the number of authorized shares of Company Common Stock to an aggregate amount of Four Hundred Sixty Million (460,000,000) as of the Effective Time, by operation of this Agreement and by virtue of the Merger without any further action by the stockholders or directors of the Surviving Corporation and, as so amended, such Certificate of Incorporation shall be the Certificate of Incorporation of the Surviving Corporation, until duly amended in accordance with the terms thereof and the DGCL.

          (d) The By-Laws of the Company shall be the bylaws (the "Bylaws") of the Surviving Corporation until thereafter amended as provided by applicable law, the Certificate of Incorporation or the Bylaws.


                                   ARTICLE 3


                  EFFECT OF THE MERGER ON THE CAPITAL STOCK OF
           THE CONSTITUENT CORPORATIONS; EXCHANGE OF THE CERTIFICATES

     3.1 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any holder of shares of Company Common Stock or any holder of shares of capital stock of Sub:

          (a) Capital Stock of Sub. Each share of the capital stock of Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become a number of fully paid and nonassessable shares of common stock, par value $0.25 per share, of the Surviving Corporation equal to the quotient realized by dividing (i) the sum of (A) the aggregate number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time, (B) the aggregate number of shares of Company Common Stock that are owned by and held in the treasury of the Company immediately prior to the Effective Time and (C) the aggregate number of shares of Company Common Stock issuable, immediately prior to the Effective Time, in respect of all then outstanding Options, by (ii) the aggregate number of shares of capital stock of Sub issued and outstanding immediately prior to the Effective Time.

          (b) Cancellation of Treasury Stock. Each share of Company Common Stock and all other shares of capital stock of the Company that are owned by the Company shall be canceled and retired and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefor.

      3.2 Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of Sub, the Company or the holders of the Company Common Stock:

          (a) Subject to the other provisions of this Section 3.2, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (excluding shares owned, directly or indirectly, by the Company and Dissenting Shares (as defined in Section 3.6) shall be converted into the right to receive $18.75 (the "Merger Consideration"), payable to the holder thereof in cash, without any interest thereon, upon surrender and exchange of the Certificate (as defined in Section 3.3) representing such share of Company Common Stock.

          (b) All such shares of Company Common Stock, when converted as provided in Section 3.2(a), no longer shall be outstanding and shall automatically be canceled and retired and shall cease to exist, and each Certificate previously evidencing such Company Common Stock shall thereafter represent only the right to receive the Merger Consideration. The holders of Certificates previously evidencing Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to the Company Common Stock except as otherwise provided herein or by law and, upon the surrender of Certificates in accordance with the provisions of Section 3.3, shall only have the right to receive for their Company Common Stock, the Merger Consideration, without any interest thereon. Notwithstanding the foregoing, if between the date of this Agreement and the Effective Time the outstanding shares of Company Common Stock shall have been changed into a different number of shares or a different class by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Merger Consideration shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, with the aggregate Merger Consideration payable to each stockholder in such case being rounded to the nearest penny.

     3.3  Payment for Shares.

          (a) Paying Agent. Prior to the Effective Time, Parent shall appoint a United States bank or trust company reasonably acceptable to the Company to act as paying agent (the "Paying Agent") for the payment of the Merger Consideration, and Parent shall contribute the Merger Consideration to the Surviving Corporation and shall cause the Surviving Corporation to deposit the Merger Consideration so contributed with the Paying Agent in a separate fund established for the benefit of the holders of shares of Company Common Stock, for payment in accordance with this Article 3, through the Paying Agent (the "Payment Fund"), and such contribution by Parent and payment by the Surviving Corporation shall be in immediately available funds in amounts necessary to make the payments pursuant to Section 3.2 and this Section 3.3 to holders (other than the Company or holders of Dissenting Shares). The Paying Agent shall, pursuant to irrevocable instructions, pay the Merger Consideration out of the Payment Fund.

      If for any reason (including losses) the Payment Fund is inadequate to pay the amounts to which holders of shares of Company Common Stock shall be entitled under this Section 3.3, Parent shall take all steps necessary to enable or cause the Surviving Corporation promptly to deposit in trust additional cash with the Paying Agent sufficient to make all payments required under this Agreement, and Parent and the Surviving Corporation shall in any event be liable for payment thereof. The Payment Fund shall not be used for any purpose except as expressly provided in this Agreement.

          (b) Payment Procedures. As soon as reasonably practicable after the Effective Time, the Surviving Corporation shall instruct the Paying Agent to mail to each holder of record (other than the Company) of a certificate or certificates which, immediately prior to the Effective Time, evidenced outstanding shares of Company Common Stock (the "Certificates"), (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent, and shall be in such form and have such other provisions as the Surviving Corporation reasonably may specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for payment of the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent together with such letter of transmittal, duly executed, and such other customary documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in respect thereof cash in an amount equal to the product of (x) the number of shares of Company Common Stock represented by such Certificate and (y) the per share Merger Consideration, and the Certificate so surrendered shall forthwith be canceled. No interest shall be paid or accrued on the Merger Consideration payable upon the surrender of any Certificate. If any holder of Shares shall be unable to surrender such holder's Certificates because such Certificates have been lost, mutilated or destroyed, such holder may deliver in lieu thereof an affidavit and indemnity bond in form and substance and with surety reasonably satisfactory to the Surviving Corporation. If payment is to be made to a person other than the person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the surrendered Certificate or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this Section 3.3(b), each Certificate (other than Certificates representing Shares owned by the Company or holders of Dissenting Shares) shall be deemed at any time after the Effective Time to represent for all purposes only the right to receive the Merger Consideration.

          (c) Termination of Payment Fund; Interest. Any portion of the
Payment Fund which remains undistributed to the holders of Company Common Stock for 180 days after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any holders of Company Common Stock who have not theretofore complied with this Article 3 and the instructions set forth in the letter of transmittal mailed to such holder after the Effective Time shall thereafter look only to the Surviving Corporation for payment of the Merger Consideration to which they are entitled. All interest accrued in respect of the Payment Fund shall inure to the benefit of and be paid to the Surviving Corporation.

          (d) No Liability. None of Parent, the Company or the Surviving Corporation shall be liable to any holder of shares of Company Common Stock for any cash from the Payment Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     3.4 Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of shares of Company Common Stock thereafter on the records of the Company. On or after the Effective Time, any Certificates presented to the Paying Agent or Parent for any reason, except notation thereon that a stockholder has elected to exercise his rights to appraisal pursuant to the DGCL, shall be converted into the Merger Consideration as provided in this
Article 3.

     3.5  Stock Option Plans.

          (a) Cancellation of Options and Unvested Stock. At the Effective Time, each then outstanding option (including stock purchase rights and unrestricted stock awards) to purchase or acquire shares of Company Common Stock under the Company's 1989 Senior Executive Stock Option Plan, 1989 Employee Incentive Stock Plan, Executive Incentive Stock Option Plan, 1994 Employee Incentive Stock Plan and 1994 Incentive Compensation Plan (collectively, the "Stock Option Plans"), or otherwise as set forth on Schedule 4.1(b), whether or not then exercisable or vested (collectively, the "Options"), and each share of not yet vested restricted stock granted under any such Stock Option Plan ("Unvested Stock") shall be (x) cancelled and shall represent the right to receive the following consideration in settlement thereof or (y) as may be otherwise agreed upon by Parent and the holder thereof, converted into an option to purchase shares as described in clause
(ii) below, as follows: (i) as to all Options that are to be cancelled, for each share of Company Common Stock subject to such Option, including any additional shares subject thereto by reason of their terms upon consummation of the "change of control" resulting from the Merger, such holder shall receive an amount (subject to any applicable withholding tax) in cash equal to the difference between the per share Merger Consideration and the per share exercise price of such Option to the extent such difference is a positive number, (ii) as to the Options that are to be converted, each such Option shall be converted into an equivalent option to purchase a number of shares of common stock, par value $0.01, of Atrium Corporation upon expiration of the vesting periods, if any, currently applicable to such Options, and at the exercise price as agreed to by Parent and each such holder of Options (such amount in cash or such options received upon conversion as described in clauses (i) and
(ii) above being hereinafter referred to as the "Option Consideration"), and
(iii) as to the holders of Unvested Stock identified in Schedule 3.5(a), for each share of Unvested Stock, cash in an amount equal to the product of (x) the number of shares of Unvested Stock and (y) the per share Merger Consideration (such amount in cash being hereinafter referred to as the "Unvested Stock Consideration"); provided, however, that with respect to any person subject to
Section 16(a) of the Exchange Act, any such Option Consideration or Unvested Stock Consideration shall not be payable until the first date payment can be made without liability to such person under Section 16(b) of the Exchange Act, but shall be paid as soon as practicable thereafter.

          (b) Termination of Rights. The surrender of an Option to the Company in exchange for the Option Consideration shall be deemed a release of any and all rights the holder had or may have had in respect of such Option. The Stock Option Plans shall terminate as of the Effective Time, and the provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any Subsidiary (as defined below) thereof shall be canceled as of the Effective Time. Prior to the Closing, the Company shall use its best efforts to take all action necessary (including causing the Board of Directors of the Company (or any committees thereof) to take such actions as are allowed by the Stock Option Plans) to (i) ensure that, following the Effective Time, no participant in the Stock Option Plans or any other plans, programs or arrangements shall have any right thereunder to acquire equity securities of the Company, the Surviving Corporation or any Subsidiary thereof and (ii) terminate all such plans, programs and arrangements as of the Effective Time. As used in this Agreement, the word "Subsidiary", with respect to any party, means any corporation, partnership, joint venture or other organization, whether incorporated or unincorporated, of which: (i) such party or any other Subsidiary of such party is a general partner; (ii) voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation, partnership, joint venture or other organization is held by such party or by any one or more of its Subsidiaries, or by such party and any one or more of its Subsidiaries; or (iii) at least 50% of the equity, other securities or other interests is, directly or indirectly, owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and any one or more of its Subsidiaries.

          (c) Payment Procedures. Upon the later of the Effective Time or the delivery of a duly executed (1) Option Release Agreement by a holder of Options to be cancelled or Unvested Stock or (ii) an Option Conversion Agreement by a holder of Options that are to be converted, as applicable, such holder shall be entitled to receive in respect thereof the Option Consideration or the Unvested Stock Consideration, as applicable. No interest shall be paid or accrued on the cash portion of the Option Consideration or the Unvested Stock Consideration, as applicable. Until settled in accordance with the provisions of this Section 3.5(c), each Option or share of Unvested Stock shall be deemed at any time after the Effective Time to represent for all purposes only the right to receive the Option Consideration or the Unvested Stock Consideration, as applicable.

          (d) The Company shall use its best efforts to obtain, within 30 days from the date of this Agreement, from each beneficial and record holder of Options as identified by Parent to the Company, an Option Release Agreement duly executed and delivered by each such holder.

          (e) Without the consent or agreement of any other party hereto, at any time, and from time to time, prior to the date that the Proxy Statement is first mailed to the holders of Company Common Stock, Parent, may amend, supplement or otherwise modify the terms and provisions of the Option Conversion Agreements with the consent of any holder of Options affected by such amendment or modification, by executing a written instrument, signed by Parent and the affected holder of the Options subject thereto, setting forth the terms and conditions of any such amendment, supplement or other modification. Parent shall give each of the other parties to this Agreement prompt notice of any such amendment, supplement or modification.

     3.6 Dissenting Shares. Notwithstanding any other provisions of this Agreement to the contrary, shares of Company Common Stock that are outstanding immediately prior to the Effective Time and which are held by stockholders who shall have not voted in favor of the Merger or consented thereto in writing and who properly shall have demanded appraisal for such shares in accordance with
Section 262 of the DGCL (collectively, the "Dissenting Shares") shall not be converted into or represent the right to receive the Merger Consideration. Such stockholders instead shall be entitled to receive payment of the appraised value of such shares of Company Common Stock held by them in accordance with the provisions of such Section 262 of the DGCL, except that all Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or otherwise lost their rights to appraisal of such shares of Company Common Stock under such Section 262 of the DGCL shall thereupon be deemed to have been converted into and to have become exchangeable, as of the Effective Time, for the right to receive, without any interest thereon, the Merger Consideration upon surrender in the manner provided in Section 3.3 of the Certificate or Certificates that, immediately prior to the Effective Time, evidenced such shares of Company Common Stock.


                                   ARTICLE 4


                         REPRESENTATIONS AND WARRANTIES

     4.1 Representations and Warranties of the Company. The Company represents and warrants to Parent and Sub as follows:

          (a) Organization, Standing and Power. Each of the Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified to do business as a foreign corporation and in good standing to conduct business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification necessary, other than in such jurisdictions where the failure so to qualify would not (i) have a Material Adverse Effect (as defined below) with respect to the Company or (ii) materially impair the ability of the Company to consummate the transactions contemplated by this Agreement. The Company has heretofore made available to Parent complete and correct copies of its Certificate of Incorporation and By-Laws and its Subsidiaries' respective certificates of incorporation (or comparable charter or organizational documents) and bylaws. All Subsidiaries of the Company, their respective jurisdictions of incorporation or organization, and their respective jurisdictions of qualification to do business are identified on Schedule 4.1(a). As used in this Agreement, a "Material Adverse Effect" shall mean, with respect to any party, any events, changes or effects which, individually or in the aggregate, would have a material adverse effect on the business, operations, assets, condition (financial or otherwise) or results of operations of such party and its Subsidiaries, taken as a whole.

          (b) Capital Structure. As of the date hereof, the authorized capital stock of the Company consists of 60,000,000 shares of common stock, par value $0.23 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share (the "Preferred Stock"). As of June 23, 1997 (the "Capitalization Date"),
(i) 13,983,679 Shares were issued and outstanding, (ii) no shares of Preferred Stock were issued and outstanding, (iii) no Shares were issuable in respect of outstanding Unvested Stock, (iv) no Shares were issuable in respect of outstanding securities convertible into, or exchangeable or exercisable for Shares of Company Common Stock, other than Options or Unvested Stock issued pursuant to a Stock Option Plan and (v) 5,513,695 Shares (or 6,263,695 Shares after a "change of control") were issuable in respect of outstanding Options, of which (A) 1,136,415 Shares were issuable pursuant to Options outstanding under the 1989 Senior Executive Stock Option Plan, (B) 1,625,276 Shares (or 2,000,276 Shares after a "change of control") were issuable pursuant to Options outstanding under the 1989 Employee Incentive Stock Plan, (C) 511,842 Shares (or 886,842 after a "change in control") were issuable pursuant to Options outstanding under the Executive Incentive Stock Option Plan, (D) 2,240,162 Shares were issuable pursuant to Options outstanding under the 1994 Employee Incentive Stock Plan, (E) 100,000 Shares of Unvested Stock were outstanding under the 1989 Employee Incentive Stock Plan, (F) no Shares of Unvested Stock were outstanding under the 1994 Employee Incentive Stock Plan and (G) no Shares were issuable in respect of outstanding rights under the 1994 Incentive Compensation Plan. Except for the issuance of Company Common Stock pursuant to the exercise of outstanding Options and except as provided in Schedule 4.1(b), there are no employment, executive termination or similar agreements providing for the issuance of Company Common Stock. As of the date hereof, 3,764,278 shares of Company Common Stock are held by the Company and no Shares are held by Subsidiaries of the Company. Since the Capitalization Date, no shares of preferred stock have been issued and no shares of Company Common Stock have been issued, except Shares issued pursuant to the exercise of options outstanding on such date as set forth in clauses (iii), (iv) and (v) above. No bonds, debentures, notes or other instruments or evidence of indebtedness having the right to vote (or convertible into, or exercisable or exchangeable for, securities having the right to vote) on any matters on which the Company stockholders may vote ("Company Voting Debt") are issued or outstanding. All outstanding Shares are validly issued, fully paid and nonassessable and are not subject to preemptive or other similar rights. Except as set forth on Schedule 4.1(b), all outstanding shares of capital stock of the Subsidiaries of the Company are owned by the Company or a direct or indirect Subsidiary of the Company, free and clear of all liens, charges, encumbrances, claims and options of any nature. Except as set forth in this Section 4.1(b), there are outstanding: (A) no shares of capital stock, Company Voting Debt or other voting securities of the Company; (B) no securities of the Company or any Subsidiary of the Company convertible into, or exchangeable or exercisable for, shares of capital stock, Company Voting Debt or other voting securities of the Company or any Subsidiary of the Company; and (C) no options, warrants, calls, rights (including preemptive rights), commitments or agreements to which the Company or any Subsidiary of the Company is a party or by which it is bound, in any case obligating the Company or any Subsidiary of the Company to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, additional shares of capital stock or any Company Voting Debt or other voting securities of the Company or of any Subsidiary of the Company, or obligating the Company or any Subsidiary of the Company to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. Except as set forth on Schedule 4.1(b), since December 31, 1996, the Company has not (1) granted any options, warrants or rights to purchase shares of Company Common Stock or (2) amended or repriced any Option or any of the Stock Option Plans. Set forth on Schedule 4.1(b) is a list of all outstanding options, warrants and rights to purchase shares of Company Common Stock and the exercise prices relating thereto. Except as set forth on Schedule 4.1(b) and in the Transaction Documents, there are not as of the date hereof and there will not be at the Effective Time any stockholder agreements, voting trusts or other agreements or understandings to which the Company is a party or by which it is bound relating to the voting of any shares of the capital stock of the Company which will limit in any way the solicitation of proxies by or on behalf of the Company from, or the casting of votes by, the stockholders of the Company with respect to the Merger. Except as set forth on Schedule 4.1(b), there are no restrictions on the Company to vote the stock of any of its Subsidiaries.

          (c)  Authority; No Violations; Consents and Approvals.

               (i) The Company has all requisite corporate power and authority to enter into the Transaction Documents and, subject to the Company Stockholder Approval (as defined in Section 4.1(c)(iii)), to consummate the transactions contemplated in the Transaction Documents. The execution and delivery of the Transaction Documents and the consummation of the transactions contemplated thereby have been duly authorized by all necessary corporate action on the part of the Company, subject, if required with respect to the consummation of the Merger, to the Company Stockholder Approval. The Transaction Documents have been duly executed and delivered by the Company and, subject, with respect to the consummation of the Merger, to the Company Stockholder Approval, and assuming that each of the Transaction Documents to which Parent or Sub is a party constitutes the valid and binding agreement of Parent or Sub, constitute valid and binding obligations of the Company enforceable in accordance with their respective terms and conditions except that the enforcement thereof may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors' rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

               (ii) Except as set forth on Schedule 4.1(c), the execution and delivery of the Transaction Documents and the consummation of the transactions contemplated thereby by the Company will not (A) conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration (including pursuant to any put right) of any obligation or the loss of a material benefit under, or the creation of a lien, pledge, security interest or other encumbrance on assets or property, or right of first refusal with respect to any asset or property (any such conflict, violation, default, right of termination, cancellation or acceleration, loss, creation or right of first refusal, a "Violation"), pursuant to any provision of the Certificate of Incorporation or By-Laws of the Company or any comparable charter or organizational documents of its Subsidiaries or (B) except as to which requisite waivers or consents have been obtained and assuming the consents, approvals, authorizations or permits and filings or notifications referred to in paragraph (iii) of this Section 4.1(c) are duly and timely obtained or made and, if required, the Company Stockholder Approval has been obtained, result in any Violation of (1) any loan or credit agreement, note, mortgage, deed of trust, indenture, lease, Benefit Plan (as defined in Section 4.1(k)), Company Permit (as defined in Section 4.1(g)), or any other agreement, obligation, instrument, concession, franchise or license or (2) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or their respective properties or assets (collectively, "Laws"), except in the case of clauses (1) and (2) for any Violations that, individually or in the aggregate, would not have a Material Adverse Effect on the Company, materially impair the ability of the Company to perform its obligations under any of the Transaction Documents or prevent the consummation of any of the transactions contemplated thereby. The Board of Directors of the Company has taken all actions necessary under the DGCL, including approving the transactions contemplated by the Transaction Documents, to ensure that Section 203 of the DGCL does not, and will not, apply to the transactions contemplated thereby.

               (iii) No consent, approval, order or authorization of, or registration, declaration or filing with, notice to, or permit from any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a "Governmental Entity"), is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of any of the Transaction Documents by the Company or the consummation by the Company of the transactions contemplated thereby, except for (A) the filing of a pre-merger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the expiration or termination of the applicable waiting period thereunder; (B) the filing with the SEC of (1) the Proxy Statement in definitive form relating to the Company Stockholder Meeting and (2) such reports under and such other compliance with the Exchange Act and the rules and regulations thereunder as may be required in connection with this Agreement and the transactions contemplated hereby; (C) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company does business; (D) such filings and approvals as may be required by any applicable state securities, "blue sky" or takeover laws; (E) such filings in connection with any state or local tax which is attributable to the beneficial ownership of the Company's or its Subsidiaries' real property, if any (collectively, the "Gains and Transfer Taxes"); (F) such other filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval necessitated by the Merger or the transactions contemplated by this Agreement; (G) the approval of this Agreement by the holders of a majority of the outstanding Shares ("Company Stockholder Approval"); (H) such filings, consents, approvals and authorizations under the New Jersey Industrial Site Recovery Act, N.J.S.A. 13:1K-6 et seq. ("ISRA") and (I) such other consents, approvals, orders, authorizations, registrations, declarations, filings, notices or permits the failure of which to be obtained or made would not have a Material Adverse Effect on the Company, materially impair the ability of the Company to perform its obligations under any of the Transaction Documents or prevent the consummation of any of the transactions contemplated thereby.

          (d) SEC Documents. The Company has made available to Parent a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by the Company with the SEC since January 1, 1995 and prior to the date of this Agreement (the "Company SEC Documents"), which are all the documents (other than preliminary material) that the Company was required to file with the SEC since such date. As of their respective dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Act of 1933 (the "Securities Act"), or the Securities Exchange Act of 1934 (the "Exchange Act"), as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the Company SEC Documents complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to year-end audit adjustments, as permitted by Rule 10-01, and any other adjustments described therein) the consolidated financial position of the Company and its consolidated Subsidiaries as of their respective dates and the consolidated results of operations and the consolidated cash flows of the Company and its consolidated Subsidiaries for the periods presented therein.

          (e) Information Supplied. None of the information supplied or to be supplied by the Company specifically for inclusion or incorporation by reference in the Proxy Statement will, on the date it is first mailed to the holders of the Company Common Stock or at the date of the related stockholder meeting (the "Meeting Date"), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If, at any time prior to the Meeting Date, any event with respect to the Company or any of its Subsidiaries, or with respect to other information supplied by the Company specifically for inclusion in the Proxy Statement, shall occur which is required to be described in an amendment of, or a supplement to, the Proxy Statement, such event shall be so described, and such amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the stockholders of the Company. All documents that the Company is responsible for filing with the SEC in connection with the transactions contemplated herein, including the Proxy Statement, insofar as it relates to the Company or its Subsidiaries or other information supplied by the Company specifically for inclusion therein, will comply as to form, in all material respects, with the provisions of the Securities Act, the Exchange Act or the rules and regulations thereunder, and each such document required to be filed with any Governmental Entity other than the SEC will comply in all material respects with the provisions of applicable law as to the information required to be contained therein. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to the information supplied or to be supplied by Parent or Sub for inclusion in the Proxy Statement.

          (f) No Default. Except as may result from the execution and delivery of the Transaction Documents and the consummation of the transactions contemplated thereby (which is subject to Section 4.1(c)(ii)) and except as set forth on Schedule 4.1(f), no Violation exists (and no event has occurred which, with notice or the lapse of time or both, would constitute a Violation) of any term, condition or provision of (i) the Certificate of Incorporation or By-Laws of the Company or the comparable charter or organizational documents of any of its Subsidiaries, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license to which the Company or any of its Subsidiaries is now a party or by which the Company or any of its Subsidiaries or any of their respective properties or assets is bound or (iii) any law, order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its Subsidiaries, except in the case of (ii) and (iii) for Violations which, in the aggregate, would not have a Material Adverse Effect on the Company, materially impair the ability of the Company to perform its obligations under any of the Transaction Documents or prevent the consummation of any of the transactions contemplated thereby.

          (g) Compliance with Applicable Laws. Except as set forth on Schedule 4.1(g), the Company and its Subsidiaries hold all permits, licenses, variances, exemptions, orders, franchises and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the "Company Permits"), except where the failure to hold any such Company Permits would not, individually or in the aggregate, have a Material Adverse Effect on the Company, materially impair the ability of the Company to perform its obligations under any of the Transaction Documents or prevent the consummation of any of the transactions contemplated thereby. Except as set forth on
Schedule 4.1(g), the Company and its Subsidiaries are in compliance with the terms of the Company Permits, except where the failure to be in compliance would not, individually or in the aggregate, have a Material Adverse Effect on the Company, materially impair the ability of the Company to perform its obligations under any of the Transaction Documents or prevent the consummation of any of the transactions contemplated thereby. As of the date of this Agreement, except as set forth on Schedule 4.1(g), no investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or, to the knowledge of the Company, has been threatened which would have a Material Adverse Effect on the Company, materially impair the ability of the Company to perform its obligations under any of the Transaction Documents or prevent the consummation of any of the transactions contemplated thereby.

          (h) Litigation. Except as set forth on Schedule 4.1(h) or disclosed in the Company SEC Documents, there is no suit, action or proceeding pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary of the Company ("Company Litigation") the loss of which would have a Material Adverse Effect on the Company, nor is there any material judgment, decree, unfunded settlement, conciliation agreement, letter of deficiency, award, temporary restraining order, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company or any Subsidiary of the Company ("Company Order") that would have a Material Adverse Effect on the Company. In addition, except as expressly set forth on Schedule 4.1(h) as having such effect, none of the claims and judgments pending or, to the knowledge of the Company, threatened pursuant to all Company Litigation and Company Orders, would, individually or in the aggregate, have a Material Adverse Effect on the Company, materially impair the ability of the Company to perform its obligations under any of the Transaction Documents or prevent the consummation of any of the transactions contemplated thereby.

          (i)  Taxes.  Except as set forth on Schedule 4.1(i) hereto:

               (i) All material Tax Returns required to be filed by or with respect to the Company, each of its Subsidiaries, and any affiliated, consolidated, combined, unitary or similar group of which the Company or any of its Subsidiaries is or was a member, have been duly and timely filed (taking into account all valid extensions of filing dates), and all such Tax Returns are true, correct and complete in all material respects. The Company, each of its Subsidiaries, and any affiliated, consolidated, combined, unitary or similar group of which the Company or any of its Subsidiaries is or was a member, has duly and timely paid (or there has been paid on its behalf) all material Taxes that are due, except for Taxes being contested in good faith by appropriate proceedings and for which adequate reserves have been established in the Company's unaudited financial statements for the quarter ended March 31, 1997 in accordance with GAAP. With respect to any period for which Taxes are not yet due with respect to the Company, any Subsidiary, and any affiliated, consolidated, combined, unitary or similar group of which the Company or any of its Subsidiaries is or was a member, the Company and each of its Subsidiaries has made due and sufficient current accruals for such Taxes in accordance with GAAP in the most recent financial statements contained in the Company SEC Documents. The Company and each of its Subsidiaries has withheld and paid all material Taxes required by all applicable laws to be withheld or paid in connection with any amounts paid or owing to any employee, creditor, independent contractor, stockholder or other third party.

               (ii) There are no outstanding agreements, waivers, or arrangements extending the statutory period of limitation applicable to any claim for, or the period for the collection assessment of, material Taxes due from or with respect to or the Company, any of its Subsidiaries, or any affiliated, consolidated, combined, unitary or similar group of which the Company or any of its Subsidiaries is or was a member, for any taxable period. No audit or other proceeding by any court, governmental or regulatory authority, or similar person is pending in regard to any material Taxes due from or with respect to the Company or any of its Subsidiaries or any material Tax Return filed by or with respect to the Company, any Subsidiary, or any affiliated, consolidated, combined, unitary or similar group of which the Company or any of its Subsidiaries is or was a member, other than normal and routine audits by nonfederal governmental authorities. All material deficiencies of Taxes assessed by any applicable taxing authority have been paid, fully settled or adequately provided for in the financial statements contained in the Company SEC Documents. Neither the Company nor any Subsidiary of the Company has received written notice that any assessment of material Taxes is proposed against the Company or any of its Subsidiaries or any of their assets.

                (iii) No consent to the application of Section 341(f)(2) of the Code (or any predecessor provision) has been made or filed by or with respect to the Company or any of its Subsidiaries or any of their assets. None of the Company or any of its Subsidiaries has agreed to make any material adjustment pursuant to Section 481(a) of the Code (or any predecessor provision) by reason of any change in any accounting method, and there is no application pending with any taxing authority requesting permission for any changes in any accounting method of the Company or any of its Subsidiaries which, in each respective case, will or would reasonably cause the Company or any of its Subsidiaries to include any material adjustment in taxable income for any taxable period (or portion thereof) ending after the Closing Date.

               (iv) Except as set forth in the Company SEC Documents, neither the Company nor any of its Subsidiaries is a party to, is bound by, or has any obligation under, any Tax sharing agreement, Tax allocation agreement or similar contract, agreement or arrangement.

               (v) Neither the Company nor any of its Subsidiaries has executed or entered into with the Internal Revenue Service ( "IRS" ), or any taxing authority, a closing agreement pursuant to Section 7121 of the Code or any similar provision of state, local, foreign or other income tax law, which will require any increase in taxable income or alternative minimum taxable income, or any reduction in tax credits for, the Company or any of its Subsidiaries for any taxable period ending after the Closing Date.

               (vi) There are no requests for rulings from any taxing authority for information with respect to Taxes of the Company or any of its Subsidiaries and, to the knowledge of the Company, no material reassessments (for property or ad valorem Tax purposes) of any assets or any property owned or leased by the Company or any of its Subsidiaries have been proposed in written form.

               (vii) None of the property of the Company or any Subsidiary is subject to a safe-harbor lease (pursuant to Section 168(f)(8) of the Internal Revenue Code of 1954 as in effect after the Economic Recovery Tax Act of 1981 and before the Tax Reform Act of 1986) or is "tax-exempt use property" (within the meaning of Section 168(h) of the Code) or "tax-exempt bond financed property" (within the meaning of Section 168(g)(5) of the Code).

               (viii) The term "Code" shall mean the Internal Revenue Code of 1986, as amended. The term "Tax" (and, with correlative meaning, "Taxes") shall mean (i) any net income, alternative or add-on minimum, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, withholding on amounts paid by the Company or any of its Subsidiaries, payroll, employment, excise, production, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest and/or any penalty, addition to tax or additional amount imposed by any taxing authority, (ii) any liability of the Company or any of its Subsidiaries for the payment of any amounts of the type described in (i) as a result of being a member of an affiliated or consolidated group or arrangement whereby liability of the Company or any of its Subsidiaries for the payment of such amounts was determined or taken into account with reference to the liability of any other person for any period and (iii) liability of the Company or any of its Subsidiaries with respect to the payment of any amounts of the type described in (i) or (ii) as a result of any express or implied obligation to indemnify any other Person. The term "Tax Return" shall mean all returns, declarations, reports, estimates, information returns and statements required to be filed by or with respect to the Company or any of its Subsidiaries in respect of any Taxes, including, without limitation, (i) any consolidated federal income Tax return in which the Company or any of its Subsidiaries is included and
      (ii) any state, local or foreign income Tax returns filed on a consolidated, combined or unitary basis (for purposes of determining tax liability) in which the Company or any of its Subsidiaries is included.

          (j) Employment Agreements. Schedule 4.1(j) contains a complete list of each management, employment, consulting or other agreement, contract or commitment, in each case, in writing, between the Company or any of its Subsidiaries and any employee, officer or director thereof (A) providing for the employment of any person or providing for retention of management, executive or consulting services and providing for an obligation to pay or accrue compensation of $50,000 or more per annum, or (B) except for severance agreements or arrangements with an employee or officer of only a Subsidiary of the Company and which do not provide for any severance agreement or arrangement in excess of $75,000, providing for the payment or accrual of any compensation or severance upon (i) a change in control of the Company or any of its Subsidiaries or (ii) any termination of such management, employment, consulting or other relationship.

          (k)  Pension and Benefit Plans; ERISA.

               (i)  Schedule 4.1(k) sets forth a complete and correct list of:

                    (A) all "employee benefit plans", as defined in Section 3(3) of ERISA, maintained by the Company or any trade or business (whether or not incorporated) which is under common control, or which is treated as a single employer, with the Company under
           Section 414(b), (c), (m) or (o) of the Code ("ERISA Affiliate"), or to which the Company or any of its ERISA Affiliates has any obligation or liability, contingent or otherwise, other than any multiemployer plan as defined in either Section 3(37) or Section 4001(a)(3) of ERISA ("Benefit Plans"); and

                    (B) all stock award, stock option or stock purchase benefit policies or arrangements and all material bonus or other incentive compensation, deferred compensation, salary continuation, disability, or other material employee benefit policies or arrangements which the Company or any of its ERISA Affiliates maintains or to which the Company or any of its ERISA Affiliates has any material obligation or liability (contingent or otherwise) (together with the agreements disclosed on Schedule 4.1(j), the "Employee Arrangements").

               (ii) With respect to each Benefit Plan for which a Form 5500 is required to be filed, the Company or one of its Subsidiaries has timely filed such form with the Department of Labor for the last three years, and except as otherwise noted in Schedule 4.1(k), with respect to each Benefit Plan and Employee Arrangement, a complete and correct copy of each of the following documents (if applicable) has been made available to Purchaser: (A) the most recent plan and related trust documents, and all amendments thereto; (B) the most recent summary plan description, and all related summaries of material modifications thereto; (C) Form 5500 (including schedules and attachments) for the last three years; (D) the most recent IRS determination letter; and (E) actuarial reports for the last three years.

               (iii) Except as disclosed on Schedule 4.1(k), the Benefit Plans and their related trusts intended to qualify under Sections 401(a) and 501(a) of the Code, respectively, have received favorable determination letters from the IRS regarding the Tax Reform Act of 1986 with respect to such qualified status and nothing, to the best knowledge of the Company or any of its Subsidiaries, has occurred that could reasonably be expected to cause any such qualified status to change, which change would be material.

               (iv) All material contributions or other material payments required to have been made by the Company or any of its ERISA Affiliates to or under any Benefit Plan or Employee Arrangement by applicable law or the terms of such Benefit Plan or Employee Arrangement (or any agreement relating thereto) have been timely and properly made or are properly accrued on the Company's unaudited financial statements in accordance with generally accepted accounting principles.

               (v) The Benefit Plans and Employee Arrangements have been maintained and administered in all material respects in accordance with their terms and applicable laws, and all filings of applicable reports, documents and notices, the non-filing of which would have a Material Adverse Effect, have been timely made with the appropriate governmental agencies and plan participants and beneficiaries.

               (vi) Except as disclosed on Schedule 4.1(k), there are no pending or, to the best knowledge of the Company or any of its Subsidiaries, threatened actions, claims or proceedings against or relating to any Benefit Plan or Employee Arrangement (other than routine benefit claims by persons entitled to benefits thereunder) that would have a Material Adverse Effect.

               (vii) Except for the Employee Arrangements and as disclosed on
      Schedule 4.1(k), the Company and its ERISA Affiliates do not maintain or have an obligation to contribute to retiree life or retiree health plans which provide for continuing benefits or coverage, for 18 months or more, for current or former officers, directors, nonemployees or employees of the Company or any of its ERISA Affiliates except (A) as may be required under Part 6 of Title I of ERISA and at the sole expense of the participant or the participant's beneficiary or (B) a medical expense reimbursement account plan pursuant to Section 125 of the Code.

               (viii) Except as disclosed on Schedule 4.1(k) or specifically provided for herein, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (A) result in any material payment becoming due to any employee or group of employees of the Company or any of its Subsidiaries; (B) increase materially any benefits otherwise payable under any Benefit Plan or Employee Arrangement; or (C) result in the acceleration of the time of payment or vesting of any such material benefits.

               (ix) Except as disclosed on Schedule 4.1(k), no stock or other security issued by the Company or any ERISA Affiliate forms a part of the assets of any Benefit Plan.

               (x) The Company and its Subsidiaries have maintained workers' compensation coverage as required by applicable state law through purchase of insurance and not by self-insurance or otherwise, except as disclosed on Schedule 4.1(k).

               (xi) As to each Benefit Plan subject to Title IV of ERISA, since January 1, 1990, to the best knowledge of the Company and each of its Subsidiaries, no notice of intent to terminate has been given under
      Section 4041 of ERISA and no proceeding has been instituted under Section 4042 of ERISA to terminate, such that would result in a material liability to the Company or any ERISA Affiliates; no material unsatisfied liability to the Pension Benefit Guaranty Corporation ("PBGC") has been incurred; no material unsatisfied accumulated funding deficiency, whether or not waived, within the meaning of Section 302 of ERISA or Section 412 of the Code has been incurred; and the most recent financial statements and actuarial valuations including information regarding the assets and liabilities of each such Benefit Plan have been supplied to Parent.

               (xii) The provisions of this Section 4.1(k)(xii) shall only apply to Benefit Plans subject to Title IV of ERISA and Benefit Plans subject to Section 412 of the Code; concerning each Benefit Plan that is or has been subject to the funding requirements of Title I, Subtitle B,
      Part 3 of ERISA, the funding method used in connection with such plan is, and at all times has been, acceptable under ERISA, the actuarial assumptions employed in connection with determining the funding of each such plan are, and at all times have been, reasonable and satisfy the requirements of Section 412(c)(3) of the Code and Section 302(c)(3) of ERISA; Schedule 4.1(k) sets forth as of December 31, 1996, any premiums due to the PBGC for the most recently completed year; Schedule 4.1(k) sets forth a reasonable good faith estimate of material changes between December 31, 1996 and the date hereof in the actuarially determined present value of all benefit liabilities within the meaning of Section 4001(a)(16) of ERISA (determined on the basis of the assumptions used for funding purposes in the most recent actuarial reports for such Benefit Plans) ("Benefit Liabilities") or plan assets with respect to such Benefit Plans; the sum of the amount of unfunded Benefit Liabilities under all Benefit Plans (excluding each such plan with an amount of unfunded Benefit Liabilities of zero or less) is not more than $1,300,000, with respect to any such Benefit Plan, no such plan has been terminated or subject to a "spin-off" or "spin-off termination" or partial termination and no assets of any such plan have been used or employed in a manner so as to subject them to a material excise tax imposed under Section 4980 of the Code; each such Benefit Plan permits termination thereof, and any assets in excess of those required to pay Benefit Liabilities may be distributed to or for the benefit of the Company or its ERISA Affiliates, and Section 4044(d) of ERISA would not prevent such reversion; with respect to any such Benefit Plan, any significant reduction in the rate of future benefit accrual was preceded by an adequate and appropriate notice to the parties described in and as required by Section 204(h) of ERISA.

               (xiii) Neither the Company nor any of its ERISA Affiliates has, or will have, incurred by reason of the transactions contemplated by this Agreement any material liability under Section 4062(e) of ERISA. Except as disclosed on Schedule 4.1(k), neither the Company nor any of its ERISA Affiliates is a participant in any plan to which Sections 4063 or 4064 of ERISA apply.

                (xiv) Neither the Company nor any of its ERISA Affiliates has engaged in any transaction described under Section 4069 of ERISA nor has any lien been imposed with respect to a material amount on any of the Company, any ERISA Affiliate or any of their respective assets under
      Section 4068 of ERISA.

                (xv) The Company and its ERISA Affiliates have complied in all material respects with all requirements for premium payments, including any interest and penalty charges for late payment, due the PBGC with respect to each Benefit Plan and each separate plan year for which any premiums are required. Except as set forth in Schedule 4.1(k), and except for transactions required by this Agreement, since January 1, 1990, there has been no "reportable event" (within the meaning of Section 4043(b) or (c) of ERISA and regulations promulgated by the PBGC thereunder) with respect to any Benefit Plan subject to Title IV of ERISA for which notice to the PBGC has not, by rule or regulations, been waived which would have a Material Adverse Effect. Concerning both the Company and any ERISA Affiliate (A) since January 1, 1990, there has been no cessation of operations at a facility so as to become subject to the provisions of
      Section 4062(e) of ERISA which would have a Material Adverse Effect, (B) since January 1, 1990, there has been no withdrawal of a substantial employer from any Benefit Plan so as to become subject to the provisions of Section 4063 of ERISA which would have a Material Adverse Effect, (C) since January 1, 1990, there has been no cessation of contributions to any Benefit Plan subject to Section 4064(a) of ERISA which would have a Material Adverse Effect, (D) there is not now any material liability under Section 4064 of ERISA to any of Parent, Sub or any affiliates of Parent or Sub or the Company by reason of the termination of any Benefit Plan, (E) since January 1, 1990, there has been no amendment to any Benefit Plan that would require the furnishing of security under Section 401(a)(29) of the Code, and (F) there has been no event or circumstance, and, to the best knowledge of the Company or any of its Subsidiaries, there exists no event or circumstance which could reasonably be expected to result in any material liability being asserted by any Benefit Plan, the PBGC or any other person or entity under Title IV of ERISA against the Company or any ERISA Affiliate. With respect to any Benefit Plan, no lien has been imposed under Section 412(n) of the Code or Section 302(f) of ERISA with respect to a material amount nor is there any material liability for excise taxes imposed under Section 4971 of the Code; any notices to the PBGC delivered since January 1, 1990, under Section 412(n) of the Code or Section 302(f) of ERISA have heretofore been delivered to Parent; and copies of any notices required to be given to participants since January 1, 1990, under either Section 101(d) or Section 4011 of ERISA have previously been delivered to Parent. Except as described in
      Schedule 4.1(k), the PBGC has not communicated with the Company, its ERISA Affiliates or any of its agents or representatives concerning the transactions contemplated by the Agreement, nor any other transactions implemented by the Company or any of its ERISA Affiliates within the preceding five calendar years.

                (xvi) Since January 1, 1990, neither the Company nor any of its Subsidiaries has taken any action to vest participants in any overfunding in any Benefit Plans subject to Title IV of ERISA.

                (xvii) No act, omission or transaction has occurred which would result in imposition on the Company or an ERISA Affiliate of (A) material liability under Section 409 of ERISA for breach of fiduciary duty , (B) a material civil penalty assessed pursuant to subsections (c), (i) or (l) of Section 502 of ERISA or (C) a material tax imposed pursuant to Chapter 43 of Subtitle D of the Code.

               (xviii)(A) Except as disclosed on Schedule 4.1(k), neither the Company nor any ERISA Affiliate contributes to, or has an obligation to contribute to, and has not within the preceding five years contributed to, or had an obligation to contribute to, a multiemployer plan subject to Title IV of ERISA as defined in Section 4001(a)(3) of ERISA (each such disclosed plan, a "Multiemployer Plan"), (B) all material contributions or other material payments required to have been made by the Company or any of its ERISA Affiliates to or under any Multiemployer Plan by applicable law or the terms of such Multiemployer Plan (or any agreement relating thereto) have been timely and properly made or are properly accrued on the Company's unaudited financial statements in accordance with GAAP, (C) there has been no complete or partial withdrawal from a Multiemployer Plan by the Company or any ERISA Affiliate so as to incur any material withdrawal liability as defined in Section 4201 of ERISA (without regard to any subsequent reduction or waiver of such liability under Section 4207 or 4208 of ERISA), (D) if prior to the Effective Time any Multiemployer Plan were in "reorganization" (as defined in Section 4241 of ERISA) or "insolvent" as defined in Section 4245 of ERISA, the estimated present value of the aggregate increase in contributions to such Multiemployer Plan by the Company and its ERISA Affiliates over the estimated present value of contributions to such Multiemployer Plan by the Company and its ERISA Affiliates without regard to such reorganization or insolvency would not exceed $6,000,000 and would not have a Material Adverse Effect, (E) Schedule 4.1(k) sets forth the dollar amount of contributions made by the Company and its ERISA Affiliates with respect to each Multiemployer Plan for the current year and preceding five years, and (F) the aggregate dollar amount of withdrawal liability as defined in Section 4201 of ERISA (without regard to any subsequent reduction or waiver of such liability under Section 4207 or 4208 of ERISA) which would be owed by the Company and its ERISA Affiliates to all Multiemployer Plans if the Company and its ERISA Affiliates ceased contributing to all such Multiemployer Plans immediately before the consummation of the transactions contemplated by this Agreement would not exceed $6,000,000, with respect to each multiemployer plan as defined in
      Section 3(37) of ERISA that is not a "Multiemployer Plan", as defined above, all material contributions or other material payments, required to have been made by the Company or any of the ERISA Affiliates to or under any such multiemployer plan by applicable law or the terms of such multiemployer plan (or any agreement relating thereto) have been, to the best knowledge of the Company of any of its Subsidiaries, timely and properly made or are properly accrued on the Company's unaudited financial statements in accordance with GAAP.

          (l) Absence of Certain Changes or Events. Since March 31, 1997, except as disclosed in Schedule 4.1(l), the Company and the Subsidiaries have conducted their business, in all material respects, only in the ordinary course and in a manner consistent with past practice (except in connection with the negotiation and execution and delivery of this Agreement and the other Transaction Documents and in connection with discussions with other parties regarding possible Acquisition Proposals) and since March 31, 1997, except as disclosed in Schedule 4.1(l), there has not been (i) any event or events (whether or not covered by insurance), individually or in the aggregate, having a Material Adverse Effect on the Company, (ii) any material change by the Company in its accounting methods, principles or practices, (iii) any entry by the Company or any Subsidiary into any commitment or transaction material to the Company, except in the ordinary course of business and consistent with past practice or except in connection with the negotiation and execution and delivery of this Agreement and the other Transaction Documents, (iv) any declaration, setting aside or payment of any dividend or distribution in respect of any capital stock of the Company or any redemption, purchase or other acquisition of any of the Company's or its Subsidiaries' securities (except for cash dividends paid to the Company by its wholly owned Subsidiaries with regard to its capital stock, and the declaration and payment to the holders of Shares regular quarterly dividends to stockholders of record with such record dates and payment dates as are consistent with past practice), (v) other than pursuant to the Benefit Plans and the Employee Arrangements or as required by law, any increase in, amendment to, or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option, stock purchase or other employee benefit plan, (vi) granted any general increase in compensation, bonus or other benefits payable to the employees of the Company or its Subsidiaries, except for increases occurring in the ordinary course of business in accordance with its customary practice, (vii) paid any bonus to the employees of the Company or its Subsidiaries except for bonuses accrued on the Company's unaudited balance sheet for the quarter ending March 31, 1997, (viii) any incurrence of indebtedness for borrowed money or assumption or guarantee of indebtedness for borrowed money by the Company or any of its Subsidiaries (other than loans from the Company to any wholly owned Subsidiary or from any wholly owned Subsidiary to the Company or any other wholly owned Subsidiary), or the grant of any lien on the material assets of the Company or its Subsidiaries to secure indebtedness for borrowed money except, in any such case, any drawdowns by the Company under its revolving credit facility or its accounts receivable facility, (ix) any sale or transfer of any material assets of the Company or its Subsidiaries other than in the ordinary course of business and consistent with past practice, or (x) any loan, advance or capital contribution to or investment in any person in an aggregate amount in excess of $100,000 by the Company or any Subsidiary (excluding any loan, advance or capital contribution to, or investment in, the Company or any wholly owned Subsidiary and except for drawdowns by the Company under its revolving credit facility or its accounts receivable facility).

          (m) No Undisclosed Material Liabilities. Except as set forth on
Schedule 4.1(m), there are no liabilities of the Company or any Subsidiary of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, that are material to the Company and its Subsidiaries considered as a whole and that are required to be disclosed in an audited balance sheet (or in the notes thereto) prepared in accordance with GAAP, other than (i) liabilities reflected on the Company's unaudited financial statements (together with the related notes thereto) filed with the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997 (as filed with the SEC), (ii) liabilities under this Agreement, (iii) any liabilities that have occurred in the ordinary course of business since March 31, 1997,
(iv) liabilities, individually or in the aggregate, not having a Material Adverse Effect on the Company and (v) liabilities for professional fees and expenses in connection with the transactions contemplated hereby.

          (n) Opinion of Financial Advisor. The Company has received the opinion of the Financial Advisor to the effect that, as of the date thereof, the Consideration to be received by the holders of Company Common Stock in the Merger is fair from a financial point of view to such holders, and such opinion has not been withdrawn or modified. True and complete copies of all agreements and understandings between the Company or any of its affiliates and the Financial Advisor relating to the transactions contemplated by this Agreement are attached hereto as Schedule 4.1(n).

          (o) Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock is the only vote of the holders of any class or series of the Company's capital stock necessary (under applicable law or otherwise) to approve the Merger and this Agreement and the transactions contemplated hereby.

          (p) Labor Matters. Except to the extent as such would not have a Material Adverse Effect on the Company or as set forth on Schedule 4.1(p) or in the Company SEC Documents:

              (i) Neither the Company nor any of its Subsidiaries is a party to any labor or collective bargaining agreement, and no employees of the Company or any of its Subsidiaries are represented by any labor organization. Within the preceding three years, there have been no representation or certification proceedings, or petitions seeking a representation proceeding, pending or, to the knowledge of the Company, threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. Within the preceding three years, to the best knowledge of the Company, there have been no organizing activities involving the Company or any of its Subsidiaries with respect to any group of employees of the Company or any of its Subsidiaries.

                (ii) There are no strikes, work stoppages, slowdowns, lockouts, material arbitrations or material grievances or other material labor disputes pending or, to the knowledge of the Company, threatened against or involving the Company or any of its Subsidiaries. There are no unfair labor practice charges or complaints pending or, to the best knowledge of the Company, threatened by or on behalf of any employee or group of employees of the Company or any of its Subsidiaries.

                (iii) There are no complaints, charges or claims against the Company or any of its Subsidiaries pending or, to the best knowledge of the Company, threatened to be brought or filed, with any Governmental Entity or arbitrator(s) based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment of any individual by the Company or any of its Subsidiaries.

                (iv) To the best knowledge of the Company, each of the Company and its Subsidiaries is in compliance in all material respects with all laws, regulations and orders relating to employment and labor, including but not limited to all such laws, regulations and orders relating to wages and hours, collective bargaining, equal employment opportunity, affirmative action, discrimination, civil rights, employee benefits, plant closing and mass layoff, immigration, medical and family leave, safety and health, workers' compensation and the collection and payment of withholding and/or social security taxes and any similar tax.

                (v) As of the date hereof, there is no proceeding, claim, suit, action or governmental investigation pending or, to the best knowledge of the Company or any of its Subsidiaries, threatened, with respect to which any current or former director, officer, employee or agent of the Company or any of its Subsidiaries is entitled, or has asserted he is entitled, to claim indemnification from the Company or any of its Subsidiaries pursuant to the Certificate of Incorporation or By-Laws of the Company or any provision of the comparable charter or organizational documents of any of its Subsidiaries, as provided in any indemnification agreement to which the Company or any Subsidiary of the Company is a party or pursuant to applicable law, that has a Material Adverse Effect on the Company, materially impairs the ability of the Company to perform its obligations under any of the Transaction Documents or prevents the consummation of any of the transactions contemplated thereby.

          (q) Intangible Property. Each of the Company and its Subsidiaries owns or has a right to use each trademark, trade name, patent, service mark, brand mark, brand name, computer program, database, industrial design and copyright required, owned or used in connection with the operation of its businesses, including any registrations thereof and pending applications therefor, and each license or other contract relating thereto that is material to the conduct of its business (collectively, the "Company Intangible Property"), free and clear of any and all liens, claims or encumbrances, except where the failure to own or have a right to use such property or such lien, claim or encumbrance would not have a Material Adverse Effect on the Company. Except to the extent that such would not have a Material Adverse Effect on the Company, the use of the Company Intangible Property by the Company or its Subsidiaries does not conflict with, infringe upon, violate or interfere with or constitute an appropriation of any right, title, interest or goodwill, including, without limitation, any intellectual property right, trademark, trade name, patent, service mark, brand mark, brand name, computer program, database, industrial design, copyright or any pending application therefor of any other person.

           (r)  Environmental Matters.

                (i)  For purposes of this Agreement:

                     (A) "Environmental Costs and Liabilities" means any and all losses, liabilities, obligations, damages, fines, penalties, judgments, actions, claims, costs and expenses (including, without limitation, fees, disbursements and expenses of legal counsel, experts, engineers and consultants and the reasonable costs of investigation and feasibility studies and the reasonable costs to clean up, remove, treat, or in any other way address any Hazardous Materials) arising with respect to any violation of or liability arising pursuant to or under any Environmental Law or as the result of any exposure or alleged exposure of any person or property to any Hazardous Material.

                     (B) "Environmental Law" means any applicable law regulating or prohibiting Releases of Hazardous Materials into any part of the natural environment, or pertaining to the protection of natural resources, the environment and public and employee health and safety from Hazardous Materials including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act ("CERCLA") (42 U.S.C. ss. 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. ss. 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. ss. 6901 et seq.), the Clean Water Act (33 U.S.C. ss. 1251 et seq.), the Clean Air Act (33 U.S.C. ss. 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. ss. 7401 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. ss. 136 et seq.), and the Occupational Safety and Health Act (29 U.S.C. ss. 651 et seq.) ("OSHA") and the regulations promulgated pursuant thereto, and any such applicable state or local statutes, including, without limitation, ISRA, and the regulations promulgated pursuant thereto, as such laws have been and may be amended or supplemented through the Closing Date;

                     (C) "Hazardous Material" means any substance, material or waste which is regulated with respect to its toxic or otherwise hazardous character or the potential deleterious effects arising from its improper management by any public or governmental authority in the jurisdictions in which the applicable party or its Subsidiaries conducts business, or the United States, including, without limitation, any material or substance which is defined as a "hazardous waste," "hazardous material," "hazardous substance," "extremely hazardous waste" or "restricted hazardous waste," "contaminant," "solid waste," "toxic waste" or "toxic substance" under any provision of Environmental Law and shall also include, without limitation, petroleum, petroleum products, asbestos, polychlorinated biphenyls and radioactive materials;

                     (D) "Release" means any release, spill, effluent, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching, or migration into the environment; and

                     (E) "Remedial Action" means all actions, including, without limitation, any capital expenditures, required by a governmental entity or required under any Environmental Law, or voluntarily undertaken to (1) clean up, remove, treat, or in any other way ameliorate or address any Hazardous Materials or other substance in the environment; (2) prevent the Release or threat of Release, or minimize the further Release of any Hazardous Material so it does not endanger or threaten to endanger the public health or welfare or the environment; (3) perform pre-remedial studies and investigations or post-remedial monitoring and care pertaining or relating to a Release; or (4) bring the applicable party into compliance with any Environmental Law.

                (ii) Except as set forth on Schedule 4.1(r) hereto:

                     (A) The operations of the Company and its Subsidiaries have been and, as of the Closing Date, will be, in compliance in all respects with all Environmental Laws except for any such noncompliance which would not result in a Material Adverse Effect on the Company;

                     (B) The Company and its Subsidiaries have obtained and will, as of the Closing Date, maintain all permits required under applicable Environmental Laws for the continued operations of their respective businesses, except such permits the lack of which would not materially impair the ability of the Company and its Subsidiaries to continue operations;

                     (C) The Company and its Subsidiaries are not subject to any outstanding written orders from, or written agreements with, any Governmental Entity respecting (A) violations or liability pursuant to Environmental Laws, (B) Remedial Action or (C) any Release or threatened Release of a Hazardous Material;

                     (D) The Company and its Subsidiaries have not received any written communication alleging, with respect to any such party, the violation of or liability under any Environmental Law, which violation or liability is outstanding, except for any such violation or liability which would not result in a Material Adverse Effect on the Company;

                     (E) Neither the Company nor any of its Subsidiaries has any contingent liability in connection with the Release of any Hazardous Material into the environment (whether on-site or off-site) which would result in the Company and its Subsidiaries incurring Environmental Costs and Liabilities which would result in a Material Adverse Effect on the Company;

                     (F) The Company or its Subsidiaries do not engage in the transportation, treatment, storage or disposal of hazardous waste, as defined and regulated under permit requirements set forth in 40 C.F.R. Parts 260-270 (in effect as of the date of this Agreement) or any state equivalent;

                     (G) Except as would not have a Material Adverse Effect on the Company, here is not now nor has there been in the past, on or in any property of the Company or its Subsidiaries any of the following: (A) any underground storage tanks or surface impoundments containing Hazardous Materials, (B) any asbestos-containing materials, or (C) any polychlorinated biphenyls in regulated quantities; and

                     (H) No judicial or administrative proceedings or governmental investigations are pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries alleging the violation of or seeking to impose liability pursuant to any Environmental Law or as the result of the Release or alleged Release of a Hazardous Material, except for any such proceedings or investigations that would not result in a Material Adverse Effect on the Company.

                (iii) This Section 4.1(r) sets forth the sole and exclusive representations and warranties of the Company relating to Environmental Matters, including, without limitation, any matters arising under Environmental Laws.

           (s)  Real Property.

                (i) Schedule 4.1(s) sets forth all of the real property owned in fee by the Company and its Subsidiaries that are material to the conduct of the businesses of the Company and its Subsidiaries, taken as a whole. Each of the Company and its Subsidiaries has good and marketable title to each parcel of real property owned by it free and clear of all mortgages, pledges, liens, encumbrances and security interests, except
      (1) those described in the Company SEC Documents or listed on Schedule 4.1(s), (2) those reflected or reserved against in the unaudited balance sheet of the Company dated as of March 31, 1997, and (3) mortgages, pledges, liens, encumbrances and security interests that would not have a Material Adverse Effect on the Company.

                (ii) Schedule 4.1(s) sets forth each lease, sublease or other agreement (collectively, the "Real Property Leases") under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, any real property material to the conduct of the businesses of the Company and its Subsidiaries, taken as a whole. Except to the extent that it would not have a Material Adverse Effect on the Company, each Real Property Lease is valid, binding and in full force and effect, all rent and other sums and charges payable by the Company and its Subsidiaries as tenants thereunder are current, no termination event or condition or uncured default on the part of the Company or any Subsidiary of the Company exists under any Real Property Lease. Each of the Company and its Subsidiaries has a good and valid leasehold interest in each parcel of real property leased by it free and clear of all mortgages, pledges, liens, encumbrances and security interests, except (A) those disclosed in the Company SEC Documents, (B) those reflected or reserved against in the unaudited balance sheet of the Company dated as of March 31, 1997, (C) taxes and general and special assessments not in default and payable without penalty and interest and
      (D) those which would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

           (t) Tangible Property. With respect to the tangible properties and assets of the Company and its Subsidiaries (excluding real property) that are material to the conduct of the businesses of the Company and its Subsidiaries, the Company and its Subsidiaries have good title to, or hold pursuant to valid and enforceable leases, all such properties and assets, with only such exceptions as, individually or in the aggregate, would not have a Material Adverse Effect on the Company. All of the assets of the Company and its Subsidiaries have been maintained and repaired for their continued operation and are in good operating condition, reasonable wear and tear excepted, and usable in the ordinary course of business, except where the failure to be in such repair or condition or so usable would not individually or in the aggregate have a Material Adverse Effect on the Company.

           (u) Board Recommendation. As of the date hereof, the Board of Directors of the Company, at a meeting duly called and held, has by the vote of those directors present (i) determined that the Transaction Documents and the transactions contemplated thereby, including the Merger, taken together, are fair to and in the best interests of the stockholders of the Company and has approved the same and (ii) resolved to recommend that the holders of the shares of Company Common Stock approve this Agreement and the transactions contemplated herein, including the Merger.

           (v) Material Contracts. The Company has made available to Parent (i) true and complete copies of all written contracts, agreements, commitments, arrangements, leases (including with respect to personal property), policies and other instruments to which it or any of its Subsidiaries is a party or by which it or any such Subsidiary is bound which (A) require payments to be made in excess of $250,000 per year for goods and/or services, (B) require payments to be made in excess of $100,000 with respect to any licenses granted to the Company or any of its Subsidiaries, or (C) require payments to be made in excess of $100,000 per year for goods and/or services and do not by their terms expire and are not subject to termination within 60 days from the date of the execution and delivery thereof (collectively, "Material Contracts"), and (ii) a written description of each Material Contract of which the Company is aware that has not been reduced to writing; provided, however, that blanket purchase orders or similar arrangements shall not be considered Material Contracts for purposes of this Agreement. Each of the Material Contracts is listed on
Schedule 4.1(v). Neither the Company nor any of its Subsidiaries is, or has received any written notice that any other party is, in default in any respect under any such Material Contract, except as listed on Schedule 4.1(v) and except for those defaults which would not, either individually or in the aggregate, have a Material Adverse Effect with respect to the Company; and, to the Company's knowledge, there has not occurred any event or events that with the lapse of time or the giving of notice or both would constitute such a material default, except as listed on Schedule 4.1(v) and except for those defaults which would not, either individually or in the aggregate, have a Material Adverse Effect with respect to the Company.

           (w) Related Party Transactions. Except as set forth on Schedule 4.1(w) and except for the Transaction Documents, the Employee Arrangements or the Benefit Plans or as otherwise disclosed hereunder, no director, officer, "affiliate" or "associate" (as such terms are defined in Rule 12b-2 under the Exchange Act) of the Company or any of its Subsidiaries (i) has borrowed any monies from or has outstanding any indebtedness or other similar obligations to the Company or any of its Subsidiaries or (ii) is otherwise a party to any contract, arrangement or understanding with the Company or any of its Subsidiaries.

     4.2 Representations and Warranties of Parent and Sub. Parent and Sub represent and warrant to the Company as follows:

           (a) Organization, Standing and Power. Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. All of the issued and outstanding capital stock of Sub is owned directly by Parent free and clear of any lien, mortgage, pledge, charge or encumbrance of any kind. Parent and Sub have heretofore made available to the Company complete and correct copies of their respective Certificates of Incorporation and Bylaws.

           (b) Authority; No Violations; Consents and Approvals.

               (i) Each of Parent and Sub has all requisite corporate power and authority to enter into each of the Transaction Documents to which it is a party and to consummate the transactions contemplated thereby. The execution and delivery of each of the Transaction Documents to which Parent or Sub is a party and the consummation of the transactions contemplated thereby have been respectively duly authorized by all necessary corporate action on the part of Parent and Sub. Each of the Transaction

      Documents to which Parent or Sub is a party have been respectively duly executed and delivered by each of Parent and Sub and, assuming that such constitute the valid and binding agreements of the other parties thereto respectively constitute valid and binding obligations of Parent and Sub enforceable in accordance with their terms and conditions except that the enforcement hereof or thereof may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors' rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

                (ii) The execution and delivery of each of the Transaction Documents to which the Parent or Sub is a party and the consummation of the transactions contemplated thereby by each of Parent and Sub will not
      (A) result in any Violation pursuant to any provision of the respective Certificates of Incorporation or Bylaws of Parent or Sub or (B) except as to which requisite waivers or consents have been obtained and assuming the consents, approvals, authorizations or permits and filings or notifications referred to in paragraph (iii) of this Section 4.2(b) are duly and timely obtained or made and, if required, the Company Stockholder Approval has been obtained, result in any Violation of (1) any loan or credit agreement, note, mortgage, indenture, lease, or other agreement, obligation, instrument, concession, franchise or license or
      (2) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or Sub or their respective properties or assets, except in the case of clauses (1) and (2), for any Violations that, individually or in the aggregate, would not have a Material Adverse Effect on Parent, materially impair the ability of either Parent or Sub to perform its obligations hereunder or under any of the Transaction Documents or prevent the consummation of any of the transactions contemplated hereby or thereby.

               (iii) No consent, approval, order or authorization of, or registration, declaration or filing with, notice to, or permit from any Governmental Entity is required by or with respect to Parent or Sub in connection with their respective execution and delivery of each of the Transaction Documents to which it is a party or the consummation by each of Parent and Sub of the transactions contemplated thereby, except for:
      (A) filings under the HSR Act; (B) the filing with the SEC of such reports under and such other compliance with the Exchange Act and the rules and regulations thereunder as may be required in connection with this Agreement and the transactions contemplated hereby; (C) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware; (D) such filings and approvals as may be required by any applicable state securities, "blue sky" or takeover laws; (E) such filings in connection with any Gains and Transfer Taxes; (F) such filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval necessitated by the Merger or the transactions contemplated by this Agreement; and (G) filings, consents, approvals and authorizations under ISRA.

           (c) Information Supplied. None of the information supplied or to be supplied by Parent or Sub specifically for inclusion or incorporation by reference in the Proxy Statement will, on the date it is first mailed to the holders of Company Common Stock or at the Meeting Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If, at any time prior to the Meeting Date, any event with respect to Parent or Sub, or with respect to information supplied by Parent or Sub specifically for inclusion in the Proxy Statement, shall occur which is required to be described in an amendment of, or a supplement to, such document, such event shall be so described to the Company. All documents that Parent or Sub is responsible for filing with the SEC in connection with the transactions contemplated herein will comply as to form, in all material respects, with the provisions of the Securities Act, the Exchange Act or the rules and regulations thereunder, and each such document required to be filed with any Governmental Entity other than the SEC will comply in all material respects with the provisions of applicable law as to the information required to be contained therein. Notwithstanding the foregoing, Parent and Sub make no representation or warranty with respect to the information supplied or to be supplied by the Company for inclusion in the Proxy Statement.

           (d) Board Recommendation. As of the date hereof, the Board of Directors of the Parent has determined by unanimous written consent that each of the Transaction Documents to which it is a party and the transactions contemplated thereby, including the Merger, taken together, are fair to and in the best interests of Parent and has approved the same.

           (e) Financing. Parent and Sub have delivered to the Company a true and complete copy of (i) a letter of commitment obtained by Parent from The Chase Manhattan Bank to provide debt financing for the transactions contemplated hereby pursuant to a senior credit facility; (ii) a letter of engagement obtained by Parent from Chase Securities Inc. with respect to senior subordinated debt financing for the transactions contemplated hereby pursuant to the sale by Parent of senior subordinated notes; and (iii) a letter of commitment from Hicks Muse Equity Fund III, L.P. to provide certain equity financing (collectively, the "Financing Commitments"). Executed copies of the Financing Commitments are attached hereto as Schedule 4.2(e). Assuming that the financing contemplated by the Financing Commitments is consummated in accordance with the terms thereof, the funds to be borrowed and/or provided thereunder will provide sufficient funds to pay the Merger Consideration and all related fees and expenses. As of the date of this Agreement, Parent is not aware of any facts or circumstances that create a reasonable basis for Parent to believe that Parent will not be able to obtain financing in accordance with the terms of the Financing Commitments. Parent agrees to promptly notify the Company if the statements in the immediately preceding sentence are no longer true and correct.

           4.3 Representations and Warranties of Atrium. Atrium represents and warrants to the Company as follows:

           (a) Organization, Standing and Power. Atrium is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. All of the issued and outstanding capital stock of Parent is owned directly by Atrium free and clear of any lien, mortgage, pledge, charge or encumbrance of any kind.

           (b) Authority; No Violations; Consents and Approvals.

              (i) Atrium has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Atrium. This Agreement has been duly executed and delivered by Atrium and, assuming that such constitutes the valid and binding agreement of the other parties hereto constitutes a valid and binding obligation of Atrium enforceable in accordance with its terms and conditions except that the enforcement hereof may be limited by
     (a) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors' rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

              (ii) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Atrium will not
      (A) result in any Violation pursuant to any provision of the Restated Certificate of Incorporation or Amended and Restated By-Laws of Atrium or
      (B) except as to which requisite waivers or consents have been obtained and assuming the consents, approvals, authorizations or permits and filings or notifications referred to in paragraph (iii) of this Section
      4.3 are duly and timely obtained or made and, if required, the Company Stockholder Approval has been obtained, result in any Violation of (1) any loan or credit agreement, note, mortgage, indenture, lease, or other agreement, obligation, instrument, concession, franchise or license or
      (2) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Atrium or its properties or assets, except in the case of clauses (1) and (2) for any Violations that, individually or in the aggregate, would not have a Material Adverse Effect on Atrium, materially impair the ability of Atrium to perform its obligations hereunder or perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby.

              (iii) No consent, approval, order or authorization of, or registration, declaration or filing with, notice to, or permit from any Governmental Entity is required by or with respect to Atrium in connection with its execution and delivery of this Agreement or the consummation by Atrium of the transactions contemplated hereby, except for: (A) filings under the HSR Act; (B) the filing with the SEC of such reports under and such other compliance with the Exchange Act and the rules and regulations thereunder as may be required in connection with this Agreement and the transactions contemplated hereby; (C) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware; (D) such filings and approvals as may be required by any applicable state securities, "blue sky" or takeover laws; (E) such filings in connection with any Gains and Transfer Taxes; (F) such filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval necessitated by the Merger or the transactions contemplated by this Agreement; and (G) filings, consents, approvals and authorizations under ISRA.


                                   ARTICLE 5


                   COVENANTS RELATING TO CONDUCT OF BUSINESS

      5.1 Covenants of the Company. During the period from the date of this Agreement and continuing until the Effective Time, the Company agrees as to the Company and its Subsidiaries that (except as expressly contemplated or permitted by the Transaction Documents, or to the extent that Parent shall otherwise consent in writing):

          (a) Ordinary Course. Subject to the other terms and provisions of this Agreement, each of the Company and its Subsidiaries shall carry on its businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and shall use all reasonable efforts to preserve intact its present business organization, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it, in each case in all material respects.

          (b) Dividends; Changes in Stock. The Company shall not, nor shall it permit any of its Subsidiaries to (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock (except for cash dividends paid to the Company by its wholly-owned Subsidiaries with regard to its capital stock); provided, however, that the Company may declare and pay to holders of Shares regular quarterly dividends to stockholders of record with such record dates as are consistent with past practice, which payments in no event shall exceed $0.03 per share per quarter; (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock; or (iii) repurchase or otherwise acquire, or permit any Subsidiary to purchase or otherwise acquire, any shares of its capital stock, except (A) as contemplated by Section 3.5 of this Agreement and
(B) as required by the terms of its securities outstanding or any employee benefit plan in effect on the date hereof.

           (c) Issuance of Securities. Except as contemplated by Section 3.5 of this Agreement and except for Shares issuable pursuant to outstanding Options, Unvested Stock and rights as described in Section 4.1(b), the Company shall not, nor shall it permit any of its Subsidiaries to, (i) grant any options, warrants or rights, to purchase shares of capital stock of the Company, (ii) amend the terms of or reprice any Option or amend the terms of any of the Stock Option Plans, or (iii) issue, deliver or sell, or authorize or propose to issue, deliver or sell, any shares of its capital stock of any class or series (except for issuances of capital stock of the Company's Subsidiaries to the Company or to a wholly-owned Subsidiary of the Company), any Company Voting Debt or any securities convertible into, or any rights, warrants or options to acquire, any such shares, Company Voting Debt or convertible securities, other than the issuance of Shares upon the exercise of Options that are outstanding on the date hereof.

           (d) Governing Documents. The Company shall not amend or propose to amend its Certificate of Incorporation or By-Laws.

           (e) No Solicitation. From and after the date hereof until the termination of this Agreement, neither the Company nor any of its Subsidiaries, nor any of their respective officers, directors, representatives, agents or affiliates (including, without limitation, any investment banker, attorney or accountant retained by the Company or any of its Subsidiaries) (such officers, directors, employees, representatives, agents, affiliates, investment bankers, attorneys and accountants being referred to herein, collectively, as "Representatives") will, and the Company will cause the employees of the Company and its Subsidiaries not to, directly or indirectly, initiate, solicit or encourage (including by way of furnishing information or assistance), or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal (as defined below), or enter into or maintain or continue discussions or negotiate with any person or entity in furtherance of such inquiries or for the purpose of obtaining an Acquisition Proposal, or agree to or endorse any Acquisition Proposal, and neither the Company nor any of its Subsidiaries will authorize or permit any of its Representatives to take any such action, and the Company shall (except with respect to any inquiry or proposal covered by the proviso to this sentence) notify Parent orally (within one business day) and in writing (as promptly as practicable) of all of the relevant details relating to, and all material aspects of, all inquiries and proposals which it or any of its Subsidiaries or any of their respective Representatives may receive relating to any of such matters and, if such inquiry or proposal is in writing, the Company shall deliver to Parent a copy of such inquiry or proposal as promptly as practicable; provided, however, that, prior to the receipt of the Company Stockholder Approval, nothing contained in this Section 5.1(e) shall prohibit the Board of Directors of the Company from:

                (i) following the receipt of an unsolicited written, bona fide Acquisition Proposal from any person or entity, (x) furnishing information to, or entering into discussions or negotiations with, the person or entity that makes such Acquisition Proposal, or (y) withdrawing, modifying or not making its recommendations referred to in
      Section 1.1 or terminating this Agreement pursuant to Section 8.1(i) (provided that, in the case of clause (y) above, such person or entity has the necessary funds or shall have obtained customary commitments to provide the funds to effect such Acquisition Proposal) if, and only to the extent that, (A) in the case of either clause (x) or (y) above, the Board of Directors of the Company, after consultation with its independent legal counsel (who may be the Company's regularly engaged independent legal counsel), determines in good faith that such action is advisable for the Board of Directors of the Company to comply with its fiduciary duties to stockholders under applicable law, (B) prior to taking such action, the Company (1) in the case of either clause (x) or
      (y) above, provides reasonable prior notice to Parent to the effect that it is taking such action, which notice shall (to the extent consistent with the fiduciary duties of the Board of Directors to stockholders under applicable law) include the identity of the person or entity engaging in such discussions or negotiations, requesting such information or making such Acquisition Proposal, and the material terms and conditions of any Acquisition Proposal and (2) in the case of clause (x) above, receives from such person or entity an executed confidentiality agreement in reasonably customary form on terms no less favorable to the Company than those contained in the Confidentiality Agreement (as defined in Section 6.1) (except that such confidentiality agreement need not require approval of the Board of Directors of the Company prior to the making of an offer or a proposal to such Board of Directors), and (C) in the case of clause (x) above, the Company shall, to the extent consistent with the fiduciary duties of the Board of Directors to stockholders under applicable law, promptly and continuously advise Parent as to all of the relevant details relating to, and all material aspects, of any such discussions or negotiations; or

                (ii) taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2 under the Exchange Act if, after the receipt of an unsolicited written, bona fide Acquisition Proposal, the Board of Directors of the Company, after consultation with its independent legal counsel (who may be the Company's regularly engaged independent counsel), determines in good faith that such action is advisable for the Board of Directors of the Company to comply with its fiduciary duties to holders of Shares under applicable law.

      Except for the confidentiality agreement referred to in clause (i) above and subject to Section 8.1(i), nothing in this Section 5.1(e) shall permit the Company to enter into any agreement with respect to any Acquisition Proposal during the term of this Agreement (it being agreed that during the term of this Agreement, the Company shall not enter into any agreement with any person that provides for, or in any way facilitates, any Acquisition Proposal other than a confidentiality agreement in reasonably customary form following receipt from a third party of an unsolicited written, bona fide Acquisition Proposal). The Company shall immediately cease and cause to be terminated any existing solicitation, initiation, encouragement, activity, discussion or negotiation with any parties conducted heretofore by the Company or any Representatives with respect to any Acquisition Proposal existing on the date hereof.

      For purposes of this Agreement, "Acquisition Proposal" shall mean any proposal or offer (other than the transactions among the Company, Parent and Sub contemplated hereunder) involving the Company or any of its Subsidiaries for, or an inquiry or indication of interest that reasonably could be expected to lead to: (A) any merger, consolidation, share exchange, recapitalization, business combination, or other similar transaction;
(B) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of a material portion of the assets of the Company and its Subsidiaries, taken as a whole, in a single transaction or series of transactions; or (C) any tender offer or exchange offer for all or any portion of the outstanding shares of capital stock of the Company or any of its Subsidiaries or the filing of a registration statement under the Securities Act in connection therewith.

           (f) No Acquisitions. The Company shall not, nor shall it permit any of its Subsidiaries to, (i) merge or consolidate with, or acquire any equity interest in, any corporation, partnership, association or other business organization, or enter into an agreement with respect thereto or (ii) acquire or agree to acquire any assets of any corporation, partnership, association or other business organization or division thereof, except for the purchase of inventory and supplies in the ordinary course of business or the acquisition by the Company or any Subsidiary of equity interests in any customer or supplier of the Company in satisfaction of outstanding claims against such party in bankruptcy proceedings consistent with past practice.

           (g) No Dispositions. Other than sales of inventory or sales or returns of obsolete or surplus equipment in the ordinary course of business consistent with past practice, the Company shall not, nor shall it permit any of its Subsidiaries to, sell, lease, encumber or otherwise dispose of, or agree to sell, lease (whether such lease is an operating or capital lease), encumber or otherwise dispose of, any of its material assets (including, without limitation, any capital stock or other ownership interest of any Subsidiary of the Company).

           (h) Governmental Filings. The Company shall promptly provide Parent (or its counsel) with copies of all filings made by the Company with the SEC or any other state or federal Governmental Entity in connection with this Agreement and the transactions contemplated hereby.

           (i) Termination of Affiliate Agreements. Effective as of the Closing, the Company shall cause each of the agreements described on Schedule 4.1(w) (and that are indicated thereon as being subject to this Section 5.1(i)) to be terminated without any liability to the Company or any of its Subsidiaries.

           (j) No Dissolution, Etc. The Company shall not authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution of the Company or any of its Subsidiaries.

           (k) Certain Employee Matters. The Company and its Subsidiaries shall not (without the prior written consent of Parent, which consent will not be unreasonably withheld) (i) grant any increases in the compensation of any of its directors, officers, management employees or key employees, except as may be required pursuant to any of the existing Benefit Plans or Employee Arrangements as disclosed in a Schedule hereto; (ii) pay or agree to pay any pension, retirement allowance or other employee benefit not required or contemplated to be paid prior to the Effective Time by any of the existing Benefit Plans or Employee Arrangements as in effect on the date hereof to any such director, officer, management employee or key employee, whether past or present; (iii) enter into any new, or materially amend any existing, employment or severance or termination agreement with any such director, officer, management employee or key employee; (iv) except as may be required to comply with applicable law, become obligated under any new Benefit Plan or Employee Arrangement, which was not in existence on the date hereof, or amend any such plan or arrangement in existence on the date hereof if such amendment would have the effect of materially enhancing any benefits thereunder; or (v) extend any loans or advances to any of its directors, officers, management employees or key employees, except as expressly permitted under the Transaction Documents.

     (l) Indebtedness; Agreements.

                (i) The Company shall not, nor shall the Company permit any of its Subsidiaries to, without the prior written consent of Parent (which shall not be unreasonably withheld), assume or incur any indebtedness for borrowed money (except for drawdowns by the Company under its revolving credit facility or its accounts receivable facility) or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of the Company or any of its Subsidiaries or guarantee any debt securities of any other person except wholly-owned Subsidiaries of the Company or enter into any lease (whether such lease is an operating or capital lease) or create any mortgages, liens, security interests or other encumbrances on the property of the Company or any of its Subsidiaries in connection with any indebtedness thereof, or enter into any "keep well" or other agreement or arrangement to maintain the financial condition of any other person except wholly-owned Subsidiaries of the Company.

                (ii) Except as set forth in Schedule 5.1(n), without the prior written consent of Parent (which shall not be unreasonably withheld), the Company shall not, nor shall the Company permit any of its Subsidiaries to, (A) enter into any contracts involving aggregate annual payments in excess of $250,000 or (B) modify, rescind, terminate, waive, release or otherwise amend in any material respect any of the terms or provisions of any Material Contract in any manner that is material and adverse to the Company or the respective Subsidiary of the Company party thereto.

           (m) Accounting. The Company shall not take any action, other than in the ordinary course of business, consistent with past practice or as required by the SEC, by law or by changes in GAAP, with respect to accounting policies, procedures and practices.

           (n) Capital Expenditures. Except for the capital expenditures set forth on Schedule 5.1(n), the Company and its Subsidiaries shall not incur any capital expenditures in excess of $100,000.

           (o) Other Actions. Except as expressly permitted by the terms of this Agreement, the Company will not knowingly or intentionally take or agree or commit to take, nor will it permit any of its Subsidiaries to take or agree or commit to take, any action that is reasonably likely to result in any of the Company's representations or warranties hereunder being untrue in any material respect or any of the conditions to the Merger not being satisfied in all material respects.

           (p) Tax Matters. Neither the Company nor any of its Subsidiaries will take any action that would cause the transactions contemplated by this Agreement to fail to qualify for the exceptions described in former Treas. Regs. ss. 1.1502-13(f)(2)(i), Treas. Regs. ss. 1. 1502-13(f)(5), former
Treas. Regs. ss. 1.1502-19(g)(1) and Treas. Regs. ss.  1.1502-19(c)(3).


                                   ARTICLE 6


                             ADDITIONAL AGREEMENTS

      6.1 Access to Information. Upon reasonable notice, the Company shall (and shall cause each of its Subsidiaries to) afford to the officers, employees, accountants, counsel and other representatives of Parent and Sub (including potential financing sources and their employees, accountants, counsel and other representatives), access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, the Company shall (and shall cause each of its Subsidiaries to) furnish promptly to Parent and Sub, (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to SEC requirements and (b) all other information concerning its business, properties and personnel as Parent and Sub may reasonably request. Subject to Section 9.2, the Confidentiality Agreement, dated as of April 23, 1997, between affiliates of Parent and the Company (the "Confidentiality Agreement") shall apply with respect to information furnished thereunder or hereunder and any other activities contemplated thereby or hereby.

     6.2 Assistance. If Parent requests, the Company will cooperate, and will cause its accountants to cooperate, in all reasonable respects with any financing efforts of Parent or its affiliates (including providing assistance in the preparation of one or more registration statements or other offering documents relating to debt and/or equity financing) and any other filings that may be made by Parent or its affiliates with the SEC, all at the sole expense of Parent. The Company (a) shall furnish to its independent accountants (or, if requested by Parent to Parent's independent public accountants), such customary management representation letters as its accountants may require of the Company as a condition to its execution of any required accountants' consents necessary in connection with the delivery of any "comfort" letters requested by financing sources of Parent or its affiliates and (b) shall furnish to Parent all financial statements (audited and unaudited) and other information in the possession of the Company or its representatives or agents as Parent shall reasonably determine is necessary or appropriate in connection with such financing. Without limiting the generality of the foregoing, the Company agrees to cooperate with Parent's and Sub's efforts to secure the financing contemplated by the Financing Commitments, such cooperation to include providing such information to Parent's and Sub's financing sources as Parent or Sub may reasonably request and making available to such financing sources senior officers and such other employees of the Company as Parent and Sub may reasonably request to assist in the preparation of one or more offering documents and other appropriate marketing materials and to otherwise participate in such marketing and sales efforts relating to the Financing Commitments as Parent and Sub may reasonably request upon reasonable notice and consistent with such officers' and employees' other business responsibilities to the Company.

     6.3  Compliance with New Jersey ISRA.

          (a) The Company shall make all reasonable efforts to comply with all obligations imposed by ISRA with respect to the transactions contemplated by this Agreement. The Company's obligations shall include, as appropriate: (i) timely submission of notice to the New Jersey Department of Environmental Protection and Energy (the "NJDEPE") and (ii) preparation and filing with NJDEPE of a proposed negative declaration, a proposed remedial action workplan, appropriate documents for a remediation agreement, a deferral of the remedial action workplan, or an area of concern waiver; provided that the Company shall obtain the approval and consent of Parent and Sub, which approval and consent shall not be unreasonably withheld, prior to entering into any remediation agreement with, or making any other enforceable commitment to, NJDEPE to satisfy the requirements of ISRA.

          (b) Parent and the Sub shall use their reasonable efforts to assist and cooperate with the Company and its representatives, in a prompt and timely manner, in connection with the preparation and filing of all necessary documents under ISRA.

     6.4  Fees and Expenses.

          (a) Except as otherwise provided in this Section 6.4 and except with respect to claims for damages incurred as a result of the material breach of this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense.

           (b)  In the event of the termination of this Agreement under (i)
Section 8.1(b)(ii) (with respect to the Company's stockholder vote) if, at the time of such termination or after the date hereof and prior to the Company Stockholder Meeting, there shall have been any public announcement of an Acquisition Proposal (other than an Acquisition Proposal that shall have been publicly withdrawn at least 15 days prior to the taking of the vote at the Company Stockholder Meeting), (ii) Section 8.1(h) or (iii) Section 8.1(i), then, except as provided in Section 6.4(c), the Company shall pay to Parent or Parent's designee, contemporaneously with the termination of this Agreement, the following amounts in immediately available funds:

           (x)  a fee in the amount of $9,500,000, and

           (y) such amount, not to exceed $2,500,000, as may be required to reimburse Parent and its affiliates for all reasonable out-of-pocket fees, costs and expenses incurred by any of them in connection with their due diligence efforts or the transactions contemplated in the Transaction Documents or in the Financing Commitments, including, without limitation, (A) fees, costs and expenses of accountants, escrow agents, counsel, financial advisors and other similar advisors, (B) fees paid to any Governmental Entity, (C) fees, costs and expenses paid or payable to third parties under the Financing Commitments or in connection with the transactions contemplated therein, including, without limitation, any purchaser or underwriter's discounts relating to the sale of the subordinated debt financing contemplated therein or (except for the principal amount payable in connection therewith, but including all accrued interest payable in connection therewith) the making of any repurchase offer in respect of such subordinated debt financing.

           (c) Any amounts that may be due and payable under this Section 6.4 as a result of the event described in Section 6.4(b)(i) shall be due and payable only if, within 12 months after such termination, the Company consummates an Acquisition Proposal and in such case such amounts shall be due and payable at the closing or other consummation of such Acquisition Proposal.

           (d) In the event that (i) the Company Stockholder Approval shall not have been obtained by reason of the failure to obtain the required vote upon a vote held at the Company Stockholder Meeting, or at any adjournment thereof,
(ii) the holders of Company Common Stock that are parties to the Stockholders Agreement shall not have voted their respective shares of Company Common Stock because of Section 2(c) of the Stockholders Agreement and (iii) the Company Stockholder Approval would have been obtained had the holders of Company Common Stock that are parties to the Stockholders Agreement voted their respective shares of Company Common Stock in favor of the approval of this Agreement, then the Company shall promptly pay to Parent or Parent's designee the amount described in clause (y) of Section 6.4(b) in immediately available funds. In the event that the provisions of Section 6.4(b) and this Section 6.4(d) should be applicable to a single event, then the provisions of this Section 6.4(d) shall govern the payment of the amounts described in clause (y) of Section 6.4(b), and Sections 6.4(b) and 6.4(c) shall govern the payment of the amounts described in clause (x) of Section 6.4(b).

          (e) Any amounts due under this Section 6.4 that are not paid when due shall bear interest at the prime rate of interest as announced from time to time by The Chase Manhattan Bank plus 1% from the date due through and including the date paid.

     6.5  Brokers or Finders.

          (a) The Company represents, as to itself, its Subsidiaries and its affiliates, that, except as set forth in Schedule 6.5(a), no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker's or finders fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement, except the Financial Advisor, whose fees and expenses will be paid by the Company in accordance with the Company's agreements with such firm (copies of which have been delivered by the Company to Parent prior to the date of this Agreement).

          (b) Parent represents, as to itself, its Subsidiaries and its affiliates, that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement, except for Hicks, Muse, Tate & Furst Incorporated, The Chase Manhattan Bank and Chase Securities Inc., whose fees and expenses will be paid by Parent in accordance with the Parent's agreements with such firm.

     6.6  Indemnification; Directors' and Officers' Insurance.

          (a) The Company shall, and from and after the Effective Time, the Surviving Corporation shall, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer, director, employee or agent of the Company or any of its Subsidiaries (the "Indemnified Parties") against all losses, claims, damages, costs, expenses (including attorneys' fees and expenses), liabilities or judgments or amounts that are paid in settlement with the approval of the indemnifying party (which approval shall not be unreasonably withheld) of or in connection with any threatened or actual claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer, employee or agent of the Company or any of its Subsidiaries or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise or by reason of anything done or not done by such person in any such capacity whether pertaining to any matter existing or occurring at or prior to the Effective Time or any acts or omissions occurring or existing at or prior to the Effective Time and whether asserted or claimed prior to, or at or after, the Effective Time ("Indemnified Liabilities"), including all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to this Agreement or the transactions contemplated hereby, in each case to the full extent a corporation is permitted under the DGCL to indemnify its own directors or officers as the case may be (and the Company and the Surviving Corporation, as the case may be, shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the full extent permitted by law). In determining whether an Indemnified Party is entitled to indemnification under this Section 6.6, if requested by such Indemnified Party, such determination shall be made by special, independent counsel selected by the Surviving Corporation and approved by the Indemnified Party (which approval shall not be unreasonably withheld), and who has not otherwise performed services for the Surviving Corporation or its affiliates within the last three years (other than in connection with such matters). Without limiting the foregoing, in the event any such claim, action, suit, proceeding or investigation is brought against any Indemnified Parties (whether arising before or after the Effective Time), (i) the Indemnified Parties may retain the Company's regularly engaged independent legal counsel or counsel satisfactory to them and reasonably satisfactory to the Company (or satisfactory to them and reasonably satisfactory to the Surviving Corporation after the Effective Time), and the Company (or after the Effective Time, the Surviving Corporation) shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties as promptly as statements therefor are received; and (ii) the Company (or after the Effective Time, the Surviving Corporation) will use all reasonable best efforts to assist in the vigorous defense of any such matter, provided that neither the Company nor the Surviving Corporation shall be liable for any settlement effected without its prior written consent which consent shall not unreasonably be withheld. Any Indemnified Party wishing to claim indemnification under this Section 6.6, upon learning of any such claim, action, suit, proceeding or investigation, shall notify the Company (or after the Effective Time, the Surviving Corporation) (but the failure so to notify shall not relieve a party from any liability which it may have under this Section 6.6 except to the extent such failure materially prejudices such party's position with respect to such claims) and shall deliver to the Company (or after the Effective Time, the Surviving Corporation) the undertaking contemplated by Section 145(e) of the DGCL, but without any requirement for the posting of a bond. The Indemnified Parties as a group may retain only one law firm (plus one local counsel, if necessary) to represent them with respect to each such matter unless the use of counsel chosen to represent the Indemnified Parties would present such counsel with a conflict of interest, or the representation of all of the Indemnified Parties by the same counsel would be inappropriate due to actual or potential differing interests between them, in which case such additional counsel as may be required (as shall be reasonably determined by the Indemnified Parties and the Company or the Surviving Corporation, as the case may be) may be retained by the Indemnified Parties at the cost and expense of the Company (or Surviving Corporation). The Company and Sub agree that the foregoing rights to indemnification, including provisions relating to advances of expenses incurred in defense of any action or suit, existing in favor of the Indemnified Parties with respect to matters occurring through the Effective Time, shall survive the Merger and shall continue in full force and effect for a period of not less than six years from the Effective Time; provided, however, that all rights to indemnification (including rights relating to advances of expenses) in respect of any Indemnified Liabilities asserted or made within such period shall continue until the disposition of such Indemnified Liabilities. Furthermore, the provisions with respect to indemnification set forth in the Certificate of Incorporation or Bylaws of the Surviving Corporation shall not be amended for a period of six years following the Effective Time if such amendment would adversely affect the rights thereunder of individuals who at any time prior to the Effective Time were directors, officers, employees or agents of the Company in respect of actions or omissions occurring at or prior to the Effective Time.

          (b) The Company (or after the Effective Time, the Surviving Corporation) shall indemnify any Indemnified Party against all reasonable costs and expenses (including attorney's fees and expenses), such amounts to be payable in advance upon request as provided in Section 6.6(a), relating to the enforcement of such Indemnified Party's rights under this Section 6.6 or under the documents referred to in this Section 6.6 regardless of whether or not such Indemnified Party is ultimately determined to be entitled to indemnification hereunder or thereunder. Any amounts due pursuant to the preceding sentence shall be payable upon request by the Indemnified Party and shall bear interest from the date that such were originally due and payable at a rate equal to the prime rate of interest as announced by The Chase Manhattan Bank plus 1% as in effect on the date of such initial request.

          (c) For a period of six years after the Effective Time, the Surviving Corporation shall cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by the Company and its Subsidiaries (provided that Parent may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous to the Indemnified Parties) with respect to matters arising before and acts or omissions occurring or existing at or prior to the Effective Time including the transactions contemplated by this Agreement, provided that Parent shall not be required to pay an annual premium for such insurance in excess of 125% of the last annual premium paid by the Company prior to the date hereof, but in such case shall purchase as much coverage as possible for such amount. The last annual premium paid by the Company was $523,720.

          (d) For a period of 6 years after the Effective Time, the Surviving Corporation shall cause to be maintained in effect the current policies of fiduciary liability insurance maintained by the Company and its Subsidiaries (provided that Parent may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous to the Indemnified Parties who are covered thereby) with respect to matters arising before and acts or omissions occurring or existing at or prior to the Effective Time, provided that Parent shall not be required to pay an annual premium for such insurance in excess of 200% of the last annual premium paid by the Company prior to the date hereof, but in such case shall purchase as much coverage as possible for such amount. The last annual premium paid by the Company was $13,500. Furthermore, the provisions with respect to indemnification provided for under any Benefit Plan or Employee Arrangement shall not be amended for a period of six years following the Effective Time if such amendment would adversely affect the rights thereunder of individuals who at any time prior to the Effective Time were directors, officers, employees or agents of the Company in respect of actions or omissions occurring at or prior to the Effective Time.

          (e) The provisions of this Section 6.6 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his heirs and his personal representatives and shall be binding on all successors and assigns of Sub, the Company and the Surviving Corporation.

          (f) The Company will honor the indemnification agreements identified in Schedule 4.1(w), except for the provisions relating to the establishment of trusts. The Company may enter into substantially similar indemnification agreements with other directors of the Company, provided that such agreements shall not contain any provisions for the establishment of trusts.

      6.7 Reasonable Efforts. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable, under applicable laws and regulations or otherwise, to consummate and make effective the transactions contemplated by the Transaction Documents, subject, as applicable, to the Company Stockholder Approval, including cooperating fully with the other party, including by provision of information and making of all necessary filings in connection with, among other things, approvals under the HSR Act. The Company will use all reasonable efforts to obtain any consent from third parties necessary to allow the Company to continue operating its business as presently conducted as a result of the consummation of the transactions contemplated hereby. In case at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either of the Constituent Corporations, the proper officers and directors of each party to this Agreement shall take all such necessary action.

      6.8 Publicity. The parties will consult with each other and will mutually agree upon any press release or public announcement pertaining to the Merger and shall not issue any such press release or make any such public announcement prior to such consultation and agreement, except as may be required by applicable law (or stock exchange rules), in which case the party proposing to issue such press release or make such public announcement shall use reasonable efforts to consult in good faith with the other party before issuing any such press release or making any such public announcement.

      6.9 Withholding Rights. Subject to Section 6.10, Parent and Sub, as applicable, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock, Options or Unvested Stock such amounts as Parent or Sub, as applicable, is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Parent or Sub, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock, Options or Unvested Stock in respect of which such deduction and withholding was made by Parent or Sub.

      6.10 Real Estate Taxes. Parent and Sub shall pay the full amount (on behalf of themselves, the Company and the shareholders of the Company) of any and all transfer, capital gains and other taxes, fees or costs incurred or assessed by any New York City or New York State (or other state or local) taxing authority for which Parent, Sub, the Company or the shareholders of the Company are liable in connection with the sale or transfer of real estate pursuant to the Merger. Parent and Sub shall not be entitled to and shall not deduct from the consideration otherwise payable to a holder of Shares pursuant to the Merger any amounts required to be paid by Parent and Sub pursuant to the immediately preceding sentence.

      6.11  HSR and Other Governmental Approvals.

           (a) HSR Act. Each party hereto shall file or cause to be filed with the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division") any notification required to be filed by their respective "ultimate parent" companies under the HSR Act and the rules and regulations promulgated thereunder with respect to the transactions contemplated hereby and in the Stockholders Agreement. Such parties will use all reasonable efforts to make such filings promptly and to respond on a timely basis to any requests for additional information made by either of such agencies. Each of the parties hereto agrees to furnish the other with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and its affiliates and their respective representatives, on the one hand, and the FTC, the Antitrust Division or any other Governmental Entity or members or their respective staffs, on the other hand, with respect to this Agreement and the transactions contemplated hereby and in the Stockholders Agreement, other than personal financial information filed therewith. Each party hereto agrees to furnish the others with such necessary information and reasonable assistance as such other parties and their respective affiliates may reasonably request in connection with their preparation of necessary filings, registrations or submissions of information to any Governmental Entities, including without limitation any filings necessary under the provisions of the HSR Act.

           (b) Other Regulatory Approvals. Each party hereto shall cooperate and use its reasonable best efforts to promptly prepare and file all necessary documentation to effect all necessary applications, notices, petitions, filings and other documents, and use all reasonable efforts to obtain (and will cooperate with each other in obtaining) any consent, acquiescence, authorization, order or approval of, or any exemption or nonopposition by, any Governmental Entity required to be obtained or made by Parent or the Company or any of their respective Subsidiaries in connection with the Merger or the taking of any other action contemplated by this Agreement and in the Stockholders Agreement.

     6.12 Notification of Certain Matters. Each party shall give prompt written notice to the other of (a) the occurrence, or failure to occur, of any event of which it becomes aware that has caused or that would be likely to cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate (in any material respect for any representation or warranty not already qualified for materiality) at any time from the date hereof to the Closing Date, (b) the failure of such party to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder and (c) in the case of the Company, the occurrence of any threat by any executive officer or senior management employee of the Company or any of its Subsidiaries to resign or otherwise terminate their employment relationship with the Company or any of its Subsidiaries.

    6.13  Solvency Letter.

          (a) Parent shall use its reasonable efforts to deliver to the Board of Directors of the Company prior to the Closing a letter ("Solvency Letter") from an independent third party selected by Parent and reasonably satisfactory to the Company (the "Appraiser") attesting that, immediately after the Effective Time, the Surviving Corporation: (i) will be solvent (in that both the fair value of its assets will not be less than the sum of its debts and that the present fair saleable value of its assets will not be less than the amount required to pay its probable liability on its debts as they become absolute and matured), (ii) will have adequate capital with which to engage in its business; and (iii) will not have incurred and does not plan to incur debts beyond its ability to pay as they become absolute and matured, based upon the proposed financing structure for the Merger and certain other financial information to be provided to the Appraiser by Parent and the Company and after giving effect to any changes in the Surviving Corporation's assets and liabilities as a result of the Merger and the financing relating thereto. Subject to the foregoing, the Solvency Letter shall be in form and substance reasonably satisfactory to the Company. Except with the prior written consent of the Company's Board of Directors, Parent will not consummate the Merger unless and until such Board of Directors shall have received the Solvency Letter.

          (b) Parent will request the Appraiser to deliver the Solvency Letter as promptly as practicable. The parties agree to cooperate with the Appraiser in connection with the preparation of the Solvency Letter, including, without limitation, providing the Appraiser with any information reasonably available to them necessary for the Appraiser's preparation of such letter.

    6.14  Continuation of Employee Benefits.

          (a) On and after the Effective Time, directors, officers and employees of the Company and its Subsidiaries shall be provided employee benefits, plans and programs (including but not limited to incentive compensation, deferred compensation, pension, life insurance, medical (which eligibility shall not be subject to any exclusions for any pre-existing conditions if such individual has met the participation requirements of such benefits, plans or programs of the Company or its Subsidiaries), profit sharing (including 401(k)), severance salary continuation and fringe benefits) which are no less favorable in the aggregate than those generally available to similarly situated directors, officers and employees of Atrium and its significant Subsidiaries. For purposes of eligibility to participate and vesting in all benefits provided to directors, officers and employees, the directors, officers and employees of the Company and its Subsidiaries will be credited with their years of service with the Company and its Subsidiaries and prior employers to the extent service with the Company and its Subsidiaries and prior employers is taken into account under plans of the Company and its Subsidiaries. Upon termination of any medical plan of the Company or any of its Subsidiaries, individuals who were directors, officers or employees of the Company or its Subsidiaries at the Effective Time shall become eligible to participate in the medical plan of Atrium. Amounts paid before the Effective Time by directors, officers and employees of the Company and its Subsidiaries under any medical plans of the Company shall after the Effective Time be taken into account in applying deductible and out-of-pocket limits applicable under the medical plan of Atrium provided as of the Effective Time to the same extent as if such amounts had been paid under such medical plan of Atrium.

          (b) This Section 6.14, which shall survive the Effective Time and shall continue without limit, is intended to benefit and bind the Company and the Surviving Corporation, each of whom may enforce the provisions of this
Section 6.14. Nothing contained in this Section 6.14 shall create any third party beneficiary rights in any director, officer or employee or former director, officer or employee (including any beneficiary or dependent thereof) of the Company, any of its Subsidiaries or the Surviving Corporation in respect of continued employment for any specified period of any nature or kind whatsoever, and nothing contained in this Section 6.14 shall create such third party rights in any such person in respect of any benefits that may be provided, directly or indirectly, under any employee benefit plan or arrangement.

      6.15 Trustees. The Company will use its reasonable efforts to obtain from each officer or director of the Company or any of its Subsidiaries who is serving as a trustee of any Benefit Plan a duly executed resignation letter resigning from such position effective as of the Effective Time. On or prior to the Effective Time, the Company and its Subsidiaries may appoint a fiduciary or advisor independent of the Company to vote, or advise on the vote of, as the case may be, the Shares held by Benefit Plans, other than those required under the Code to pass through voting rights to participants, in connection with the solicitation of approval by the stockholders of this Agreement and the transactions contemplated hereby.

      6.16 Withdrawal Liability. The Company will cooperate with Parent and use its best efforts to obtain from each Multiemployer Plan as soon as possible following the execution of this Agreement (i) a copy of each Multiemployer Plan and all amendments thereto and (ii) an estimate of the withdrawal liability as defined in Section 4201 of ERISA (without regard to any subsequent reduction or waiver of such liability under Section 4207 or 4208 of ERISA) which would be owed by the Company or its ERISA Affiliates to such Multiemployer Plan if the Company or its ERISA Affiliates ceased contributing to such Multiemployer Plan immediately before the consummation of the transactions contemplated by this Agreement (the "Withdrawal Liability"); the Company will cooperate with Parent and use reasonable efforts to obtain (and provide to Parent) from each Multiemployer Plan as soon as possible following the execution of this Agreement all information necessary for the Company to compute the Withdrawal Liability; the Company will provide all such documents, information and estimates requested in this Section 6.16 to Parent upon receipt.


                                   ARTICLE 7

                              CONDITIONS PRECEDENT

      7.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction prior to the Closing Date of the following conditions:

           (a) Stockholder Approval. This Agreement and the Merger shall have been approved and adopted by the affirmative vote of the holders of a majority of the outstanding Shares entitled to vote thereon if such vote is required by applicable law.

           (b) HSR Act. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired, and no restrictive order or other requirements shall have been placed on the Company, Parent, Sub or the Surviving Corporation in connection therewith.

           (c) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition (an "Injunction") preventing the consummation of the Merger shall be in effect; provided, however, that prior to invoking this condition, each party shall use all commercially reasonable efforts to have any such decree, ruling, injunction or order vacated.

           (d) Statutes. No statute, rule, order, decree or regulation shall have been enacted or promulgated by any government or governmental agency or authority which prohibits the consummation of the Merger.

           (e) ISRA Approval. All necessary approvals or consents shall have been obtained from NJDEPE that are required under ISRA to preclude any imposition of material penalties or any other material sanction that may be assessed or obtained under N.J.S.A. 13:1K-13 or any other provision of ISRA.

      7.2 Conditions to Obligations of Parent and Sub. The obligations of Parent and Sub to effect the Merger shall be subject to the satisfaction prior to the Closing Date of the following conditions, any or all of which may be waived in whole or in part by Parent and Sub:

           (a) Financing. Parent shall have received the debt and equity financing for the transactions contemplated hereby on terms substantially as outlined in the Financing Commitments.

           (b) Dissenting Shares. No more than ten percent (10%) of the shares of Company Common Stock outstanding immediately prior to the Effective Time shall be Dissenting Shares.

           (c) Representations and Warranties of the Company. Each of the representations and warranties of the Company set forth in this Agreement shall be true and correct in all respects (provided that any representation or warranty of the Company contained herein that is subject to a materiality, Material Adverse Effect or similar qualification shall not be so qualified for purposes of determining the existence of any breach thereof on the part of the Company) as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except for such breaches that would not, individually or in the aggregate with any other breaches on the part of the Company, (i) have a Material Adverse Effect on the Company or (ii) materially adversely affect the ability of the parties hereto to consummate the transactions contemplated hereby, and Parent and Sub shall have received a certificate signed on behalf of the Company by the Chief Executive Officer, President and Chief Financial Officer of the Company to such effect.

           (d) Performance of Obligations of the Company. The Company shall have performed in all material respects (provided that any obligation the performance of which is subject to a materiality, Material Adverse Effect or similar qualification shall not be so qualified for purposes of determining the existence of any nonperformance thereof) all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent and Sub shall have received a certificate signed on behalf of the Company by the Chief Executive Officer, President and Chief Financial Officer of the Company to such effect.

      7.3 Conditions to Obligations of the Company.

           (a) Representations and Warranties of Parent and Sub. Each of the representations and warranties of Parent and Sub set forth in this Agreement shall be true and correct in all respects (provided that any representation or warranty of Parent and Sub contained herein that is subject to a materiality, Material Adverse Effect or similar qualification shall not be so qualified for purposes of determining the existence of any breach thereof on the part of Parent and/or Sub) as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except for such breaches that would not, individually or in the aggregate with other breaches on the part of Parent and/or Sub, (i) have a Material Adverse Effect on Parent or Sub or (ii) materially adversely affect the ability of the parties hereto to consummate the transactions contemplated hereby, and the Company shall have received a certificate signed on behalf of each of Parent and Sub by the President and Vice President of each of Parent and Sub to such effect.

           (b) Performance of Obligations of Parent and Sub. Parent and Sub shall have performed in all material respects (provided that any obligation the performance of which is subject to a materiality, Material Adverse Effect or similar qualification shall not be so qualified for purposes of determining the existence of any nonperformance thereof) all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of each of Parent and Sub by the President and Vice President of each of Parent and Sub to such effect.


                                   ARTICLE 8


                           TERMINATION AND AMENDMENT

      8.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the stockholders of the Company or by Parent:

           (a) by mutual written consent of the Company and Parent, or by mutual action of their respective Boards of Directors;

           (b) by either the Company or Parent (i) if any permanent injunction or other order of a court or other competent authority preventing the consummation of the Merger shall have become final and non-appealable or (ii) if the Company Stockholder Approval shall not have been obtained by reason of the failure to obtain the required vote upon a vote held at the Company Stockholder Meeting, or at any adjournment thereof;

           (c) by either the Company or Parent if the Merger shall not have been consummated by December 31, 1997; provided, however, that the right to terminate this Agreement under this Section 8.1(c) shall not be available to any party whose breach of any representation or warranty or failure to fulfill any covenant or agreement under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date;

           (d) by Parent, so long as Parent is not then in material breach of its obligations hereunder, if there has been a breach of any representation or warranty (when made on or at the time of termination as if made on such date of termination, except to the extent it relates to a particular date) on the part of the Company (provided that any representation or warranty of the Company contained herein that is subject to a "materiality," "Material Adverse Effect" or similar qualification shall not be so qualified for purposes of determining the existence of any breach thereof on the part of the Company), and which breach has not been cured within ten calendar days following receipt by the Company of notice of such breach and is existing at the time of the termination of this Agreement, except for such breaches that would not, individually or in the aggregate with any other breaches on the part of the Company, (A) have a Material Adverse Effect on the Company or (B) materially adversely affect the ability of the parties hereto to consummate the transactions contemplated hereby;

           (e) by Parent, so long as Parent is not then in material breach of its obligations hereunder, if there has been a breach of Section 5.1(e) or a material breach of any other covenant or agreement on the part of the Company set forth in this Agreement (provided that any covenant or agreement of the Company contained herein the performance of which is subject to a "materiality," "Material Adverse Effect" or similar qualification shall not be so qualified for purposes of determining the existence of any nonperformance thereof on the part of the Company), and which breach (other than a breach of any covenant or agreement set forth in Section 5.1(e)) has not been cured within ten calendar days following receipt by the Company of notice of such breach and is existing at the time of the termination of this Agreement;

           (f) by the Company, so long as the Company is not then in material breach of its obligations hereunder, if there has been a breach of any representation or warranty (when made on or at the time of termination as if made on such date of termination, except to the extent it relates to a particular date) on the part of Parent or Sub (provided that any representation or warranty of Parent or Sub contained herein that is subject to a "materiality," "Material Adverse Effect" or similar qualification shall not be so qualified for purposes of determining the existence of any breach thereof on the part of Parent or Sub), and which breach has not been cured within ten calendar days following receipt by Parent or Sub of notice of such breach and is existing at the time of the termination of this Agreement, except for such breaches that would not, individually or in the aggregate with any other breaches on the part of Parent or Sub, (A) have a Material Adverse Effect on Parent or Sub or (B) materially adversely affect the ability of the parties hereto to consummate the transactions contemplated hereby;

           (g) by the Company, so long as the Company is not then in material breach of its obligations hereunder, if there has been a material breach of any covenant or agreement on the part of Parent or Sub set forth in this Agreement (provided that any covenant or agreement of Parent or Sub contained herein the performance of which is subject to a "materiality," "Material Adverse Effect" or similar qualification shall not be so qualified for purposes of determining the existence of any nonperformance thereof on the part of Parent or Sub), and which breach has not been cured within ten calendar days following receipt by Parent or Sub of notice of such breach and is existing at the time of the termination of this Agreement;

           (h) by Parent if (i) the Board of Directors of the Company (whether or not under circumstances permitted by this Agreement) shall have failed to make the recommendation contemplated by Section 1.1 in the Proxy Statement or shall have withdrawn or modified, in any manner which is adverse to Parent, its recommendation or approval of the Merger or this Agreement and the transactions contemplated hereby, or shall have resolved to do so, (ii) the Board of Directors of the Company shall have recommended to the stockholders of the Company any Acquisition Proposal, or shall have resolved to do so, or (iii) a tender offer or exchange offer for 50% or more of the outstanding shares of capital stock of the Company is commenced (other than by the Company or its affiliates) and the Board of Directors of the Company fails to timely recommend against the stockholders of the Company tendering their shares into such tender offer or exchange offer; or

           (i) by the Company prior to the receipt of the Company Stockholder Approval, pursuant to the termination right permitted by clause (y) of Section 5.1(e)(i) of this Agreement; provided that the Company may not effect such termination pursuant to this Section 8.1(i) unless and until (i) Parent receives at least five days prior written notice (which notice shall include the identity of the person or entity making the relevant Acquisition Proposal, the material terms and conditions of such Acquisition Proposal and the material terms and conditions of any agreements or arrangements to be entered into in connection with such Acquisition Proposal with Jeffrey S. Silverman with respect to his then existing agreements and arrangements with the Company) from the Company of its intention to effect such termination pursuant to this
Section 8.1(i), and (ii) during such five-day period, the Company shall, and shall cause its respective financial and legal advisors to, consider any adjustment in the terms and conditions of this Agreement that Parent may propose; provided further that the Company may not effect such termination pursuant to this
Section 8.1(i) unless the Company has contemporaneously with such termination tendered payment to Parent or Parent's designee of the amounts that are due Parent or Parent's designee under Section 6.4.

      8.2 Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Sub or the Company or their respective affiliates, officers, directors or shareholders except (a) with respect to this Section 8.2, the second sentence of Section 6.1, and Sections 6.4 and 9.2 and (b) that no such termination shall relieve any party from liability for a breach hereof.

      8.3 Amendment. Subject to applicable law, this Agreement may be amended, modified or supplemented only by written agreement of Parent, Sub and the Company at any time prior to the Effective Date with respect to any of the terms contained herein; provided, however, that, after the Company Stockholder Approval, no term or condition contained in this Agreement shall be amended or modified in any manner that would reduce the amount of or change the form of the Merger Consideration.

      8.4 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.


                                   ARTICLE 9


                               GENERAL PROVISIONS

      9.1 Nonsurvival of Covenants and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for the covenants and agreements contained in Article 3 and Sections 6.4, 6.6,
6.10 and 6.14 hereof and any other covenant or agreement that contemplates performance after the Effective Date.

      9.2 Confidentiality Agreement. The Confidentiality Agreement shall survive the execution and delivery of this Agreement or any termination of this Agreement, and the provisions of the Confidentiality Agreement shall apply to all information and material delivered by any party hereunder; provided, however, that the terms and provisions of the Confidentiality Agreement are hereby waived, amended or modified to the extent necessary to permit the consummation of the transactions contemplated by this Agreement or by the Stockholders Agreement. Upon the Closing, the terms and provisions of the Confidentiality Agreement shall terminate in full.

      9.3 Notices. Any notice or communication required or permitted hereunder shall be in writing and either delivered personally, telegraphed or telecopied or sent by certified or registered mail, postage prepaid, and shall be deemed to be given, dated and received when so delivered personally, telegraphed or telecopied or, if mailed, five business days after the date of mailing to the following address or telecopy number, or to such other address or addresses as such person may subsequently designate by notice given hereunder:

           (a)  if to Atrium, Parent or Sub, to:

                Atrium Corporation,
                Atrium Acquisition Holdings Corp. and
                Atrium/PG Acquisition Corp.
                1341 West Mockingbird Lane
                Suite 1200 West
                Dallas, Texas  75247
                Attn:  Randall Fojtasek
                Telecopy:  (214) 630-5013

                with copies to:

                Hicks, Muse, Tate & Furst Incorporated
                200 Crescent Court, Suite 1600
                Dallas, Texas 75201
                Attn:  Jeffry S. Fronterhouse
                Telecopy:  (214) 740-7313

                Hicks, Muse, Tate & Furst Incorporated
                200 Crescent Court, Suite 1600
                Dallas, Texas 75201
                Attn:  Lawrence D. Stuart, Jr.
                Telecopy:  (214) 740-7313

                Vinson & Elkins L.L.P.
                3700 Trammell Crow Center
                2001 Ross Avenue
                Dallas, Texas  75201-2975
                Attn:  A. Winston Oxley
                Telecopy:  (214) 999-7891

           (b)  if to the Company, to:

                Ply Gem Industries, Inc.
                777 Third Avenue
                New York, New York  10017
                Attn:  Jeffrey S. Silverman
                Telecopy:  (212) 888-0472
                with a copy to:

                Cleary, Gottlieb, Steen & Hamilton
                One Liberty Plaza
                New York, New York  10006
                Attn:  Victor I. Lewkow
                Telecopy:  (212) 225-3999

      9.4 Interpretation. When a reference is made in this Agreement to Articles or Sections, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. The table of contents, list of defined terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the word "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The inclusion by the Company of any information or matter on a Schedule hereto is not an admission on the part of the Company that such information or matter is either required by the terms of this Agreement to be listed on such Schedule or is otherwise material.

      9.5 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

      9.6 Entire Agreement; No Third Party Beneficiaries; Rights of Ownership. This Agreement (together with the Confidentiality Agreement (as amended by
Section 9.2), the other Transaction Documents, and any other documents and instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and, except as provided in
Section 6.6, is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

      9.7 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

      9.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Sub may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder (a) to any newly-formed direct wholly-owned Subsidiary of Parent or Sub or (b) in the form of a collateral assignment to any institutional lender who provides funds to Purchaser for the consummation of the transactions contemplated hereby. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

      9.9 Director and Officer Liability. The directors, officers, and stockholders of each of the parties and their affiliates acting in such capacity shall not in such capacity have any personal liability or obligation arising under this Agreement (including any claims that the other parties may assert) other than as an assignee of this Agreement.

      9.10 Specific Performance. The parties recognize that in the event the Company should refuse to perform under the provisions of this Agreement, monetary damages alone will not be adequate. Parent and Sub shall therefore be entitled, in addition to any other remedies which may be available, including money damages, to obtain specific performance of the terms of this Agreement. In the event of any action to enforce this Agreement specifically, the Company hereby waives the defense that there is an adequate remedy at law.


                                   ARTICLE 10


                                   GUARANTEE

     10.1 Limited Guarantee. Atrium hereby guarantees the full and complete performance of each of the covenants and agreements made in this Agreement by either Parent or Sub and the respective obligations of Parent and Sub arising under this Agreement; provided, however, that the above guarantee by Atrium is hereby expressly limited in that in no event shall Atrium's liabilities or obligations under such guarantee exceed $5,000,000.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.


                               PARENT:

                               ATRIUM ACQUISITION HOLDINGS CORP.


                               By: /s/ Jeff S. Fronterhouse
                                  -----------------------------
                               Name: Jeff S. Fronterhouse
                               Title: Executive Vice President


                               SUB:

                               ATRIUM / PG ACQUISITION CORP.


                               By: /s/ Jeff S. Fronterhouse
                                  -----------------------------
                               Name: Jeff S. Fronterhouse
                               Title: Executive Vice President


                               COMPANY:

                               PLY GEM INDUSTRIES, INC.


                               By: /s/ Jeffrey S. Silverman
                                  -----------------------------
                               Name: Jeffrey S. Silverman
                               Title: Chairman


Solely for purposes of Section 4.3 and
Articles 9 and 10:

ATRIUM CORPORATION


By: /s/ Jeff S. Fronterhouse
   -----------------------------
Name: Jeff S. Fronterhouse
Title: Executive Vice President

                                   EXHIBIT A

                             Stockholders Agreement

                             STOCKHOLDERS AGREEMENT

           THIS STOCKHOLDERS AGREEMENT, dated as of June 24, 1997 (the "Agreement"), is made and entered into by Atrium Acquisition Holdings Corp., a Delaware corporation ("Parent"), Atrium/PG Acquisition Corp., a Delaware corporation and a direct wholly-owned subsidiary of Parent ("Sub"), and Jeffrey
S. Silverman, Dana R. Snyder and Herbert P. Dooskin (collectively, the "Stockholders" and individually a "Stockholder"). In addition to the above parties, Ply Gem Industries, Inc., a Delaware corporation (the "Company") hereby joins in the execution and delivery of this Agreement for purposes of Sections 2(c) and 5.

                              W I T N E S S E T H:

           WHEREAS, concurrently herewith, Parent, Sub, the Company and, for limited purposes, Atrium Corporation, are entering into an Agreement and Plan of Merger (as such agreement may hereafter be amended from time to time, the "Merger Agreement"; capitalized terms used and not defined herein have the respective meanings ascribed to them in the Merger Agreement), pursuant to which Sub will be merged with and into the Company (the "Merger"); and

           WHEREAS, as an inducement and a condition to entering into the Merger Agreement, Parent has required that the Stockholder agree, and the Stockholder has agreed, to enter into this Agreement;

           NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

      1.    Definitions.  For purposes of this Agreement:

           (a) "Beneficially Own" or "Beneficial Ownership" with respect to any securities shall mean having "beneficial ownership" of such securities (as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")), including pursuant to any agreement, arrangement or understanding, whether or not in writing. Without duplicative counting of the same securities by the same holder, securities Beneficially Owned by a Person shall include securities Beneficially Owned by all other Persons with whom such Person would constitute a "group" as within the meanings of Section 13(d)(3) of the Exchange Act.

           (b) "Person" shall mean an individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other entity.

      2.    Provisions Concerning Company Common Stock.

           (a) Each Stockholder hereby, severally and not jointly and severally, agrees that during the period commencing on the date hereof and continuing until the first to occur of the Effective Time, the termination of this Agreement or termination of the Merger Agreement in accordance with its terms, at any meeting of the holders of Company Common Stock, however called, such Stockholder shall vote (or cause to be voted) all of the issued and outstanding Shares held of record or Beneficially Owned by such Stockholder, whether heretofore owned or hereafter acquired, to the extent each Stockholder has the right to vote such Shares, (i) as provided in Section 2(c) with respect to the approval and adoption of the Merger Agreement and the Merger; (ii) against any action or agreement that would result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or this Agreement; and
(iii) except as otherwise agreed to in writing in advance by Parent, against the following actions (other than the Merger and the transactions contemplated by the Merger Agreement): (A) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or its Subsidiaries; (B) a sale, lease or transfer of a material amount of assets of the Company or its Subsidiaries, or a reorganization, recapitalization, dissolution or liquidation of the Company or its Subsidiaries; (C)(1) any change in a majority of the persons who constitute the board of directors of the Company; (2) any change in the present capitalization of the Company or any amendment of the Company's Certificate of Incorporation or Bylaws; (3) any other material change in the Company's corporate structure or business; or (4) any other action which, in the case of each of the matters referred to in clauses (C) (1), (2), (3) or (4), is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, or materially adversely affect the Merger and the transactions contemplated by this Agreement and the Merger Agreement, and during such period such Stockholder shall not enter into any agreement or understanding with any person or entity the effect of which would be inconsistent or violative of the provisions and agreements contained in this
Section 3.

           (b) Each Stockholder hereby grants to Parent a proxy to vote the Shares of such Stockholder. Each Stockholder intends such proxy to be irrevocable and coupled with an interest and will take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy and hereby revokes any proxy previously granted by such Stockholder with respect to such Shares.

           (c) A Stockholder shall vote his Shares in favor of the approval and adoption of the Merger and the Merger Agreement (and Parent shall be entitled to exercise the proxy granted to Parent under Section 2(b) to so vote) if, but only if, a majority of the issued and outstanding Company Common Stock (that is not subject to Section 2(a)) that is represented in person or by proxy at any meeting of the holders of Company Common Stock shall have voted to approve and adopt the Merger and the Merger Agreement. In any other event a Stockholder shall abstain with respect to the approval and adoption of the Merger and Merger Agreement. This Section 2(c) is for the benefit of, and may not be amended or waived without the written approval of, the Company.

      3. Options. In order to induce Parent and Sub to enter into the Merger Agreement, each of the Stockholders hereby grants to Parent an irrevocable option (each, a "Purchase Option" and collectively, the "Purchase Options") to purchase the number of Shares set forth opposite such Stockholder's name on
Schedule I hereto together with all of the Shares (including any additional Shares that may be issuable as a result of a "change of control") Beneficially

Owned by such Stockholder as a result of the Stockholder's exercise of the Options set forth opposite such Stockholder's name on Schedule II hereto (collectively, the "Option Shares") at a purchase price per share equal to the Merger Consideration (the "Purchase Price"). If the Merger Agreement is terminated in a manner which results in the Company being obligated to pay certain fees and reimbursements under Section 6.4 of the Merger Agreement (a "Trigger Termination"), the Purchase Options shall become exercisable, in whole but not in part, upon the date of such termination and remain exercisable in whole but not in part until the date which is 60 days (or 120 days if, as of the date of such termination, no "change of control" shall have occurred under the terms of the various agreements governing the Options) after the date of the occurrence of such termination (the "Option Period"), so long as: (i) all waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), required for the purchase of the Option Shares upon such exercise shall have expired or been waived, and (ii) there shall not be in effect any preliminary or final injunction or other order issued by any court or governmental, administrative or regulatory agency or authority prohibiting the exercise of the Purchase Options pursuant to this Agreement. In the event that Parent wishes to exercise the Purchase Options, Parent shall send a written notice (the "Notice") to the Stockholders identifying the place and date (not less than two nor more than 20 business days from the date of the Notice) for the closing of such purchase.

      Upon receipt of the Notice to the extent not previously exercised, prior to or contemporaneously with the closing of the purchase of the Option Shares, each Stockholder shall exercise in full the Options set forth opposite such Stockholder's name on Schedule II hereto.

      In the event that Parent has purchased the Option Shares pursuant to the Purchase Option and, within 180 days after the closing of such purchase, sells, transfers or disposes of any of the Option Shares in a transaction with a non-affiliate of Parent (a "Disposition") then, within two business days after the closing of such Disposition, Parent shall tender and pay to each Stockholder, in immediately available funds, their respective pro-rata share (calculated based on the respective amount of the Option Shares purchased from each Stockholder pursuant to the Purchase Option) of 25% of the Net Profit realized by Parent in connection with such Disposition. As used herein, Net Profit shall mean an amount equal to (a) the excess, if any, of the gross amount realized by Parent from a Disposition over the Purchase Price paid with respect to the Option Shares subject to such Disposition, minus the sum of (b) all reasonable out-of-pocket fees, costs and expenses incurred by Parent and its affiliates in connection with such Disposition, (including, without limitation, all fees, costs and expenses of counsel) which in no event shall exceed 1% of such Net Profit, and (c) all customary brokerage fees and commissions, if any, incurred in connection with such Disposition.

      4.    Covenants, Representations and Warranties of Each Stockholder.

           (a) Each Stockholder hereby, severally and not jointly and severally, represents and warrants to Parent as follows:

            (i) Ownership of Shares. Such Stockholder is either (i) the record and Beneficial Owner of, or (ii) the Beneficial Owner but not the record holder of, the number of Shares and Options respectively set forth opposite the Stockholder's name on Schedules I and II hereto. On the date hereof, the Shares and Options respectively set forth opposite such Stockholder's name on Schedules I and II hereto constitute all of the Shares and Options owned of record or Beneficially Owned by such Stockholder. Such Stockholder has sole voting power and sole power to issue instructions with respect to the matters set forth in Sections 2 and 3 hereof, sole power of disposition, sole power of conversion, sole power to demand appraisal rights and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Shares set forth opposite such Stockholder's name on Schedule I hereto, with no material limitations, qualifications or restrictions on such rights, subject to applicable securities laws and the terms of this Agreement.

            (ii) Power; Binding Agreement. Such Stockholder has the legal capacity, power and authority to enter into and perform all of such Stockholder's obligations under this Agreement. This Agreement has been duly and validly executed and delivered by such Stockholder and constitutes a valid and binding agreement of such Stockholder, enforceable against such Stockholder in accordance with its terms. There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which such Stockholder is trustee whose consent is required for the execution and delivery of this Agreement or the consummation by such Stockholder of the transactions contemplated hereby. If such Stockholder is married and such Stockholder's Shares or Options constitute community property, this Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, such Stockholder's spouse, enforceable against such person in accordance with its terms.

            (iii) No Conflicts. Except for filings under the Exchange Act or HSR Act, if applicable, and the filings required under the Merger Agreement (A) no filing with, and no permit, authorization, consent or approval of, any state or federal public body or authority is necessary for the execution of this Agreement by such Stockholder and the consummation by such Stockholder of the transactions contemplated hereby, except where the failure to obtain such consent, permit, authorization, approval or filing would not interfere with such Stockholder's ability to perform its obligations hereunder, and (B) none of the execution and delivery of this Agreement by such Stockholder, the consummation by such Stockholder of the transactions contemplated hereby or compliance by such Stockholder with any of the provisions hereof shall (1) conflict with or result in any breach of any applicable organizational documents applicable to such Stockholder, (2) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which such Stockholder is a party or by which such Stockholder or any of such Stockholder's properties or assets may be bound, or (3) violate any order, writ, injunction, decree, judgment, order, statute, rule or regulation applicable to such Stockholder or any of such Stockholder's properties or assets, in each such case except to the extent that any conflict, breach, default or violation would not interfere with the ability of such Stockholder to perform its obligations hereunder.

            (iv) No Encumbrances. Except as required by Section 2, the proxy granted under Section 2(b), and liens or security interests that will be released at the closing, if any, of a purchase under the Purchase Option, such Stockholder's Shares and the certificates representing such Shares are now, and at all times during the term hereof will be, held by such Stockholder, or by a nominee or custodian for the benefit of such Stockholder, free and clear of all liens, claims, security interests, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever.

            (v) No Finder's Fees. No broker, investment banker, financial adviser or other person is entitled to any broker's, finder's, financial adviser's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of such Stockholder.

            (vi) No Solicitation. Each Stockholder shall, in its capacity as such, comply with the terms of Section 5.1(e) of the Merger Agreement.

            (vii) Restriction on Transfer, Proxies and Non-Interference. Except as required by this Agreement, at any time during the period beginning on the date hereof and ending upon the earlier to occur of the Effective Time or the termination of this Agreement, such Stockholder shall not, directly or indirectly: (i) offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any or all of such Stockholder's Shares, Options or any interest therein; (ii) grant any proxies or powers of attorney, deposit any Shares into a voting trust or enter into a voting agreement with respect to any Shares; or (iii) take any action that could reasonably be expected to have the effect of preventing or disabling such Stockholder from performing such Stockholder's obligations under this Agreement.

            (viii) Waiver of Appraisal Rights. Such Stockholder hereby waives any rights of appraisal or rights to dissent from the Merger that the Stockholder may have.

            (ix) Reliance by Parent. Such Stockholder understands and acknowledges that Parent is entering into, and causing Sub to enter into, the Merger Agreement in reliance upon such Stockholder's execution and delivery of this Agreement.

            (x) Further Assurances. From time to time, at the other party's request and without further consideration, each party hereto shall execute and deliver such additional documents as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

Parent hereby represents and warrants to each Stockholder as follows:

            (i) Organization, Standing and Corporate Power. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with adequate corporate power and authority to own its properties and carry on its business as presently conducted. Parent has the corporate power and authority to enter into and perform all of Parent's obligations under this Agreement and to consummate the transactions contemplated hereby.

            (ii) No Conflicts. Except for filings under the HSR Act, if applicable, and the filings required under the Merger Agreement (A) no filing with, and no permit, authorization, consent or approval of, any state or federal public body or authority is necessary for the execution of this Agreement by Parent and the consummation by Parent of the transactions contemplated hereby, except where the failure to obtain such consent, permit, authorization, approval or filing would not interfere with Parent's ability to perform its obligations hereunder, and (B) none of the execution and delivery of this Agreement by Parent, the consummation by Parent of the transactions contemplated hereby or compliance by Parent with any of the provisions hereof shall (1) conflict with or result in any breach of any applicable organizational documents applicable to Parent, (2) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which Parent is a party or by which Parent or any of Parent's properties or assets may be bound, or (3) violate any order, writ, injunction, decree, judgment, order, statute, rule or regulation applicable to Parent or any of Parent's properties or assets, in each such case except to the extent that any conflict, breach, default or violation would not interfere with the ability of Parent to perform its obligations hereunder.

            (iii) Execution, Delivery and Performance by Parent. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of Parent, and Parent has taken all other actions required by law, its Certificate of Incorporation and its Bylaws in order to consummate the transactions contemplated by this Agreement. This Agreement constitutes the valid and binding obligations of Parent and is enforceable in accordance with its terms, except as enforceability may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors' rights generally.

      5. Stop Transfer. Each Stockholder agrees with, and covenants to, Parent that such Stockholder shall not request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of such Stockholder's Shares, unless such transfer is made in compliance with this Agreement (including the provisions of Section 2 hereof). In the event of a stock dividend or distribution, or any change in the Company Common Stock by reason of any stock dividend, split-up, recapitalization, combination, exchange of shares or the like, the term "Shares" shall be deemed to refer to and include the Shares as well as all such stock dividends and distributions and any shares into which or for which any or all of the Shares may be changed or exchanged and the Purchase Price shall be amended as may be appropriate to reflect such event.

     6. Termination. Except as otherwise provided herein (which shall include the survival of the provisions of Sections 3 and 9 hereof), the covenants and agreements contained herein with respect to the Shares shall terminate upon the termination of the Merger Agreement in accordance with its terms by Parent or the Company.

     7. Stockholder Capacity. No person executing this Agreement who is or becomes during the term hereof a director or officer of the Company makes any agreement or understanding herein in his or her capacity as such director or officer and nothing herein shall limit or affect any action taken by such person in his or her capacity as a director or officer. Each Stockholder signs solely in his or her capacity as the record and beneficial owner of, or the trustee of a trust whose beneficiaries are the beneficial owners of, such Stockholder's Shares.

     8. Merger Agreement and Options. Each Stockholder hereby consents and agrees to the cancellation or conversion, as applicable, of each Stockholder's Options and Unvested Stock as set forth in Section 3.5 of the Merger Agreement.

      9. Other Actions. No Stockholder may take any action (including, without limitation, any cashless exercise of any Option except with respect to an Option that would otherwise expire unless so exercised) or enter into any agreement or waiver, which would adversely affect Parent's rights under the Purchase Option or the benefits to be derived by Parent from an exercise of the Purchase Option.

      10. Indemnification Agreements. Effective as of the Effective Time, each Stockholder hereby waives and releases all rights that such Stockholder may have under his respective indemnification agreement, if any, with the Company or any of its Subsidiaries, to have a trust established thereunder; provided that any such indemnification shall otherwise remain in full force and effect in accordance with its terms.

      11. Miscellaneous.

           (a) Entire Agreement. This Agreement and the Merger Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

           (b) Certain Events. Each Stockholder agrees that this Agreement and the obligations hereunder shall attach to such Stockholder's Shares and shall be binding upon any person or entity to which legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise, including, without limitation, such Stockholder's heirs, guardians, administrators or successors. Notwithstanding any transfer of Shares, the transferor shall remain liable for the performance of all obligations under this Agreement of the transferor.

           (c) Assignment. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of the other party, provided that Parent may assign, in its sole discretion, its rights and obligations hereunder to any affiliate of Parent, but no such assignment shall relieve Parent of its obligations hereunder if such assignee does not perform such obligations.

           (d) Amendments, Waivers, Etc. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by the parties hereto; provided that either Schedule I or II hereto may be supplemented by Parent by adding the name and other relevant information concerning any stockholder of the Company who agrees to be bound by the terms of this Agreement without the agreement of any other party hereto, and thereafter such added stockholder shall be treated as a "Stockholder" for all purposes of this Agreement.

           (e) Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly received if so given) by hand delivery, telegram, telex or telecopy, or by mail (registered or certified mail, postage prepaid, return receipt requested) or by any courier service, such as Federal Express, providing proof of delivery. All communications hereunder shall be delivered to the respective parties at the following addresses or the addresses set forth on the signature pages hereto:

  If to Stockholder:      At the addresses set forth on signature pages hereto

  If to Parent or Sub:    Atrium Acquisition Holdings Corp.

                                         and

                          Atrium/PG Acquisition Corp.
                          1341 West Mockingbird Lane
                          Suite 1200 West
                          Dallas, Texas  75247
                          Attn:  Randall Fojtasek
                          Telecopy:  (214) 630-5013

           copies to:     Hicks, Muse, Tate & Furst Incorporated
                          200 Crescent Court, Suite 1600
                          Dallas, Texas  75201
                          Attn:  Jeffrey S. Fronterhouse
                          Telecopy:  (214) 740-7313

                          Hicks, Muse, Tate & Furst Incorporated
                          200 Crescent Court, Suite 1600
                          Dallas, Texas  75201
                          Attn:  Lawrence D. Stuart, Jr.
                          Telecopy:  (214) 740-7313

                          Vinson & Elkins L.L.P.
                          3700 Trammell Crow Center
                          2001 Ross Avenue
                          Dallas, Texas  75201-2975
                          Attn:  A. Winston Oxley
                          Telecopy:  (214) 999-7891

  If to the Company:      Ply Gem Industries, Inc.
                          777 Third Avenue
                          New York, New York  10017
                          Attn:  Jeffrey S. Silverman
                          Telecopy:  (212) 888-0472

  copy to:                Cleary, Gottlieb, Steen & Hamilton
                          One Liberty Plaza
                          New York, New York  10006
                          Attn:  Victor Lewkow
                          Telecopy:  (212) 225-3999

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

           (f) Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

           (g) Specific Performance. Each of the parties hereto recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement will cause the other party to sustain damages for which it would not have an adequate remedy at law for money damages, and therefore each of the parties hereto agrees that in the event of any such breach the aggrieved party shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

           (h) Remedies Cumulative. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

           (i) No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

           (j) No Third Party Beneficiaries. Except as provided in Section 2(c), this Agreement is not intended to be for the benefit of, and shall not be enforceable by, any person or entity who or which is not a party hereto; provided that, in the event of a Stockholder's death, the benefits to be received by the Stockholder hereunder shall inure to his successors and heirs.

           (k) Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

           (l) Jurisdiction. Each party hereby irrevocably submits to the exclusive jurisdiction of the Court of Chancery in the State of Delaware in any action, suit or proceeding arising in connection with this Agreement, and agrees that any such action, suit or proceeding shall be brought only in such court (and waives any objection based on forum non conveniens or any other objection to venue therein); provided, however, that such consent to jurisdiction is solely for the purpose referred to in this paragraph (l) and shall not be deemed to be a general submission to the jurisdiction of said Court or in the State of Delaware other than for such purposes. Each party hereto hereby waives any right to a trial by jury in connection with any such action, suit or proceeding.

           (m) Descriptive Headings. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

           (n) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same Agreement. This Agreement shall not be effective as to any party hereto until such time as this Agreement or a counterpart thereof has been executed and delivered by each party hereto.

           IN WITNESS WHEREOF, Parent, Sub and each Stockholder have caused this Agreement to be duly executed as of the day and year first above written.

                               Atrium Acquisition Holdings Corp.


                               By:______________________________
                               Name:____________________________
                               Title:___________________________


                               Atrium/PG Acquisition Corp.


                               By:______________________________
                               Name:____________________________
                               Title:___________________________


                               Stockholders:


                               _________________________________
                               Jeffrey S. Silverman
                               Address:_________________________
                                       _________________________
                                       _________________________


                               with a copy to:


                               Squadron, Ellenoff, Plesent & Sheinfeld, L.L.P. 551 Fifth Avenue
                               New York, New York  10176
                               Attn:  Joel I. Papernik
                               Telecopy:  (212) 697-6686


                               _________________________________
                               Dana R. Snyder
                               Address:_________________________
                                       _________________________
                                       _________________________
                             with a copy to:


                             Debevoise & Plimpton
                             875 Third Avenue
                             New York, New York  10022
                             Attn:  Richard D. Bohm
                             Telecopy:  (212) 909-6836




                             __________________________________
                             Herbert P. Dooskin
                             Address:__________________________
                                     __________________________
                                     __________________________


                             with a copy to:


                             Squadron, Ellenoff, Plesent & Sheinfeld, L.L.P. 551 Fifth Avenue
                             New York, New York  10176
                             Attn:  Joel I. Papernik
                             Telecopy:  (212) 697-6686

AGREED TO AND ACKNOWLEDGED
(with respect to Sections 2(c) and 5 hereof and for purposes of acknowledging its consent hereto):

Ply Gem Industries, Inc.



By:______________________________
Name:____________________________
Title:___________________________

                             EXHIBIT B

                    Option Conversion Agreement

                          OPTION CONVERSION AGREEMENT

           THIS OPTION CONVERSION AGREEMENT, dated as of ___________, 1997, is made and entered into by Atrium Acquisition Holdings Corp., a Delaware corporation ("Parent"), Atrium/PG Acquisition Corp., a Delaware corporation and a direct wholly-owned subsidiary of Parent ("Sub"), and the undersigned holder (the "Optionholder").

                              W I T N E S S E T H:

           WHEREAS, concurrently herewith, Parent, Sub, Ply Gem Industries, Inc., a Delaware corporation (the "Company") and, for limited purposes, Atrium Corporation, a Delaware corporation, are entering into an Agreement and Plan of Merger (as such agreement may hereafter be amended from time to time, the "Merger Agreement"; capitalized terms used and not defined herein have the respective meanings ascribed to them in the Merger Agreement), pursuant to which Sub will be merged with and into the Company (the "Merger"); and

           WHEREAS, as an inducement and a condition to entering into the Merger Agreement, Parent has required that the Optionholder agree, and the Optionholder has agreed, to enter into this Agreement;

           NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

           1. Options. The Optionholder hereby consents and agrees to the conversion, cancellation and treatment of each of the Optionholder's Options as set forth in Section 3.5(a)(ii) of the Merger Agreement.

           2. New Option Agreement. To the extent that any of the Optionholder's Options are converted into options to purchase shares of Atrium Corporation pursuant to Section 3.5(a)(ii) of the Merger Agreement, the Optionholder hereby acknowledges that all options issued as a result of such conversion shall be evidenced by an Option Award Agreement in a form agreed to by Parent and the Optionholder.

           3. Miscellaneous.

           (a) Entire Agreement. This Agreement and the Merger Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

           (b) Certain Events. The Optionholder agrees that this Agreement and the obligations hereunder shall attach to such Optionholder's Options and shall be binding upon any person or entity to which legal or beneficial ownership of such Options shall pass, whether by operation of law or otherwise, including, without limitation, such Optionholder's heirs, guardians, administrators or successors. Notwithstanding any transfer of Options, the transferor shall remain liable for the performance of all obligations under this Agreement of the transferor.

           (c) Assignment. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of the other party, provided Parent may assign, in its sole discretion, its rights and obligations hereunder to any direct or indirect wholly owned subsidiary of Parent, but no such assignment shall relieve Parent of its obligations hereunder if such assignee does not perform such obligations.

           (d) Amendments, Waivers, Etc. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by the parties hereto.

           (e) Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly received if so given) by hand delivery, telegram, telex or telecopy, or by mail (registered or certified mail, postage prepaid, return receipt requested) or by any courier service, such as Federal Express, providing proof of delivery. All communications hereunder shall be delivered to the respective parties at the following addresses:

  If to Optionholder:     At the addresses set forth on signature pages hereto

  If to Parent or Sub:    Atrium Acquisition Holdings Corp.

                                    and

                          Atrium/PG Acquisition Corp.
                          1341 West Mockingbird Lane
                          Suite 1200 West
                          Dallas, Texas  75247
                          Attn:  Randall Fojtasek
                          Telecopy:  (214) 630-5013

           copies to:     Hicks, Muse, Tate & Furst Incorporated
                          200 Crescent Court, Suite 1600
                          Dallas, Texas  75201
                          Attn:  Jeffry S. Fronterhouse
                          Telecopy:  (214) 740-7313

                          Hicks, Muse, Tate & Furst Incorporated
                          200 Crescent Court, Suite 1600
                          Dallas, Texas  75201
                          Attn:  Lawrence D. Stuart, Jr.
                          Telecopy:  (214) 740-7313

                          Vinson & Elkins L.L.P.
                          3700 Trammell Crow Center
                          2001 Ross Avenue
                          Dallas, Texas  75201-2975
                          Attn:  A. Winston Oxley
                          Telecopy:  (214) 999-7891

  If to the Company:      Ply Gem Industries, Inc.
                          777 Third Avenue
                          New York, New York  10017
                          Attn:  Jeffrey S. Silverman
                          Telecopy:  (212) 888-0472

  copy to:                Cleary, Gottlieb, Steen & Hamilton
                          One Liberty Plaza
                          New York, New York  10006
                          Attn:  Victor Lewkow
                          Telecopy:  (212) 225-3999

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

           (f) Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

           (g) Specific Performance. Each of the parties hereto recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement will cause the other party to sustain damages for which it would not have an adequate remedy at law for money damages, and therefore each of the parties hereto agrees that in the event of any such breach the aggrieved party shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

           (h) Remedies Cumulative. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

           (i) No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

           (j) No Third Party Beneficiaries. This Agreement is not intended to be for the benefit of, and shall not be enforceable by, any person or entity who or which is not a party hereto.

           (k) Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

           (l) Jurisdiction. Each party hereby irrevocably submits to the exclusive jurisdiction of the Court of Chancery in the State of Delaware in any action, suit or proceeding arising in connection with this Agreement, and agrees that any such action, suit or proceeding shall be brought only in such court (and waives any objection based on forum non conveniens or any other objection to venue therein); provided, however, that such consent to jurisdiction is solely for the purpose referred to in this paragraph (l) and shall not be deemed to be a general submission to the jurisdiction of said Court or in the State of Delaware other than for such purposes. Each party hereto hereby waives any right to a trial by jury in connection with any such action, suit or proceeding.

           (m) Descriptive Headings. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

           Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same Agreement.

           IN WITNESS WHEREOF, Parent, sub and each Stockholder have caused this Agreement to be duly executed as of the day and year first above written.

                                  Atrium Acquisition Holdings Corp.


                                  By:______________________________
                                  Name:____________________________
                                  Title:___________________________


                                  Atrium/PG Acquisition Corp.


                                  By:______________________________
                                  Name:____________________________
                                  Title:___________________________


                                  Optionholder:


                                  By:______________________________
                                  Name:____________________________
                                  Title:___________________________



AGREED TO AND ACKNOWLEDGED:

Ply Gem Industries, Inc.

By:  _______________________________
Name:  _____________________________
Title:  ____________________________

                                   EXHIBIT C

                 Option Surrender Agreement, Release and Waiver

                          OPTION SURRENDER AGREEMENT,
                               RELEASE AND WAIVER


                 NOTE: SIGNATURE MUST BE PROVIDED BELOW AND ON
                           THE SCHEDULE OF OWNERSHIP.

              PLEASE READ THE ACCOMPANYING INSTRUCTIONS CAREFULLY.

To Ply Gem Industries, Inc., a Delaware corporation (the "Company"):

      The undersigned acknowledges that pursuant to Section 3.5(a)(i) of the Agreement and Plan of Merger among Atrium Acquisition Holdings Corp., Atrium/PG Acquisition Corp. ("Atrium/PG"), the Company and, for limited purposes, Atrium Corporation, dated as of June __, 1997 (the "Merger Agreement"), the Company will be cancelling Options (as defined below) in return for cash consideration effective at the time the proposed merger of Atrium/PG with and into the Company (the "Merger") becomes effective (the "Effective Time"). Receipt of such consideration by the undersigned will be subject to the receipt by the Company of this Option Surrender Agreement, Release and Waiver (the "Surrender Agreement") surrendering Options for such cancellation.

      Subject to, and effective upon, acceptance of the surrender of the Options surrendered herewith, the undersigned hereby surrenders for cancellation to the Company all of his rights, title and interest in and to all options (whether vested or unvested) to purchase shares of common stock, $.25 par value per share (the "Shares"), of the Company pursuant to the Company's Executive Incentive Stock Option Plan, 1989 Employee Incentive Stock Plan, 1989 Senior Executive Stock Option Plan and 1994 Employee Incentive Stock Plan (such options, the "Options" and such plans, the "Option Plans"), listed on the attached Schedule of Ownership (the "Ownership Schedule"), for a per Share amount equal to the Merger Consideration (as defined in the Merger Agreement), minus the exercise price per Share, multiplied by the number of Shares subject to such Options, upon the terms and subject to the conditions set forth in this Surrender Agreement.

      The undersigned hereby represents and warrants that the undersigned holds the Options surrendered hereby free and clear of all claims, liens, restrictions, charges, encumbrances, security interests, voting agreements and commitments of any kind and has full power and authority to surrender for cancellation such Options, subject to other agreements involving the Merger being executed simultaneously herewith.

      This surrender is irrevocable by the undersigned but will not be effective if the Merger is not consummated on or before December 31, 1997.

      The undersigned, on behalf of himself or herself, and on behalf of all spouses, heirs, predecessors, successors, assigns, representatives or agents of the undersigned (including without limitation any trust of which the undersigned is the trustee or which is for the benefit of the undersigned or a member of his or her family), to the greatest extent permitted by law, hereby acknowledges that the payments made pursuant to the Surrender Agreement are in full satisfaction of any and all rights the undersigned may have under the Option Plans with respect to Options being surrendered hereby.

      The undersigned hereby acknowledges that the Ownership Schedule enclosed herewith correctly and completely sets forth the Options held by the undersigned being surrendered hereunder, and that except as set forth therein the undersigned does not have the right to acquire any stock in the Company or any options, warrants or other rights to acquire shares of capital stock of or equity interests in the Company, or similar securities or contractual obligations the value of which is derived from the value of an equity interest in the Company, or securities convertible into or exchangeable for capital stock of or equity interests in, or similar securities or contractual obligations of, the Company.

      The undersigned also acknowledges that all payments to be made pursuant to the Surrender Agreement are expected to be paid by check at the Effective Time. The undersigned also acknowledges that the Company is not required to make any payments to the undersigned pursuant to the Surrender Agreement unless his or her Options are outstanding at the Effective Time.

      The undersigned also acknowledges that all payments to be made pursuant to the Surrender Agreement may be subject to applicable withholding taxes and other similar charges.

      The undersigned, upon request, will execute and deliver any additional documents deemed by the Company to be reasonably necessary or desirable to complete the surrender of the Options surrendered hereby.

      The undersigned recognizes that the Merger is subject to various conditions and the Company may not be required to accept the surrender of any of the Options surrendered hereby.

                           INSTRUCTIONS

      1. EXECUTION OF THE SURRENDER AGREEMENT AND THE OWNERSHIP SCHEDULE. This Surrender Agreement is to be completed by the optionholder. In order to validly surrender such Options, an optionholder must complete and sign this Surrender Agreement and the Ownership Schedule in accordance with the instructions herein and mail or deliver them in the enclosed envelope to the Company prior to [ ].

      THE OWNERSHIP SCHEDULE MUST BE SIGNED BY THE OPTIONHOLDER AS EVIDENCE OF SUCH ACKNOWLEDGMENT AND RETURNED TOGETHER WITH THIS SURRENDER AGREEMENT. A second copy of the Ownership Schedule for the optionholder's records has also been included herewith.

      2. DELIVERY. This Surrender Agreement and the enclosed Ownership Schedule, when executed, should be mailed or delivered to: [ ].

      THE METHOD OF DELIVERY OF THE SURRENDER AGREEMENT AND THE OWNERSHIP
SCHEDULE IS AT THE OPTION AND RISK OF THE SURRENDERING OPTIONHOLDER. DELIVERY BY EXPEDITED MAIL, COURIER OR OTHER SIMILAR SERVICE IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY. OPTIONHOLDERS ARE ALSO ADVISED TO RETAIN A COPY OF ALL DOCUMENTS DELIVERED.

      3. SIGNATURE ON THE SURRENDER AGREEMENT. The signature on this Surrender Agreement must correspond exactly with the optionholder's name in the records of the Company.

      4. REQUESTS FOR ASSISTANCE. If you have questions or need assistance
please call [         ].

---------------------------------------------------------------------

                            IMPORTANT:

OPTIONHOLDER: (1) SIGN HERE; AND (2) CONFIRM AND SIGN THE ENCLOSED
                       OWNERSHIP SCHEDULE.

____________________________________________________________________
                   (Signature of Optionholder)

Dated:________________

Name:_______________________________________________________________

____________________________________________________________________
                      (Please Type or Print)

Address:____________________________________________________________

____________________________________________________________________
                        (Include Zip Code)

Area Code and Telephone Number:_____________________________________
                                               (Home)

                               _____________________________________
                                             (Business)

Taxpayer Identification or Social Security No.:_____________________


- --------------------------------------------------------------------



___________________, 1997

                                   EXHIBIT D

                     Non-Compete and Termination Agreement

                     NON-COMPETE AND TERMINATION AGREEMENT


      THIS NON-COMPETE AND TERMINATION AGREEMENT (this "Agreement"), dated as of June 24, 1997, is made and entered into by Atrium Acquisition Holdings Corp., a Delaware corporation ("Parent"), Ply Gem Industries, Inc., a Delaware corporation (the "Company"), and Jeffrey S. Silverman (the "Executive").

                              W I T N E S S E T H:

      WHEREAS, concurrently herewith, Parent, Atrium/PG Acquisition Corp. (the "Sub"), the Company and, for limited purposes, Atrium Corporation, are entering into an Agreement and Plan of Merger (as such agreement may hereafter be amended from time to time, the "Merger Agreement"; capitalized terms used and not defined herein have the respective meanings ascribed to them in the Merger Agreement), pursuant to which Sub will be merged with and into the Company (the "Merger");

      WHEREAS, as an inducement and a condition to entering into the Merger Agreement, Parent has required that Executive agree, and Executive has agreed, to enter into this Agreement;

      WHEREAS, but for his obligations under this Agreement, subsequent to the closing of the Merger, Executive would not otherwise be bound by any contractual obligations restricting his ability to compete with the Company;

      NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

      1. Employment Agreement. Executive hereby represents and warrants that his employment relationship with the Company is pursuant to and governed by the Employment Agreement dated July 17, 1986, between Executive and the Company, as amended on October 15, 1987; June 2, 1990; February 19, 1991; November 3, 1992; December 23, 1992; December 31, 1994; June 10, 1995; August 1, 1995; April 30,
1996; December 27, 1996; and April 11, 1997, a true and correct copy of which has been furnished to Parent (the "Employment Agreement"). [Annex I intentionally omitted.]

      2. Termination of Employment Agreement. Effective as of the Effective Time (a) Executive hereby tenders his resignation as an officer and director of the Company and each of its Subsidiaries, and (b) the Employment Agreement shall be terminated in full without any further action on the part of the Company or Executive. Except as expressly provided in this Agreement (including the exceptions set forth in Section 4(a)), from and after the date of termination of the Employment Agreement, Executive shall not be entitled to receive any further wages, compensation or benefits arising pursuant to the Employment Agreement or his employment relationship with the Company or any of its Subsidiaries and Executive shall not be entitled to any post termination wages, compensation or benefits (including, without limitation, severance pay, nonqualified supplemental executive retirement plan payments, vacation pay or sick pay). As liquidated damages for the termination of the Employment Agreement, the

Company hereby agrees to pay Executive immediately after the Effective Time, by means of wire transfer of immediately available funds, a sum in the amount of $22,592,150.

      3. Forgiveness of Indebtedness. Effective as of the termination of the Employment Agreement, the Company hereby forgives in its entirety and hereby releases all of its rights in respect of the indebtedness described on Annex II attached hereto including, without limitation all principal and interest that may be due and owing or that may become due and owing thereunder. An amount equal to $11,407,850 of the indebtedness forgiven hereunder shall be in consideration of the termination of the Employment Agreement as provided in
Section 2. The remainder of the indebtedness forgiven hereunder shall be in consideration of the noncompetition agreement provided in Section 7. Notwithstanding the foregoing, any indebtedness owed to the Company or any of its Subsidiaries by Executive and which is not described on Annex II shall not be released pursuant to this Section 3 and shall remain in full force and effect notwithstanding the terms of any other agreement or arrangement between the Company or any of its Subsidiaries and Executive to the contrary. Except with respect to interest that may hereafter accrue on the indebtedness described on Annex II, from and after the date of this Agreement, if Executive should after the date of this Agreement borrow any additional funds from, or incur any additional indebtedness to, the Company or any of its Subsidiaries, then the cash payment to be paid to Executive pursuant to Section 1 shall be reduced on a dollar for dollar basis by the amount of such additional borrowing or indebtedness; provided that, in no event shall Executive incur such additional borrowing or indebtedness in excess of $1,000,000.

      4. Release of Claims.

           (a) Release by Executive. Effective as of the Effective Time, Executive hereby releases and discharges the Released Parties from all Claims and Damages, including those related to, arising from, or attributed to (i) his employment with, and membership on the Boards of Directors for, the Company and its Subsidiaries and resignations therefrom, (ii) the Employment Agreement, and
(iii) all other acts or omissions related to any matter at any time prior to and including the date of termination of the Employment Agreement; except that this release shall not include Executive's (A) entitlement to continued group medical coverage in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"), (B) vested accrued benefits in the Company's qualified employee benefit plans described in Annex III attached hereto, (C) rights arising under the Merger Agreement, (D) rights of Executive arising under this Agreement, and (E) his right to be reimbursed for reasonable out-of-pocket costs and expenses incurred after the date of this Agreement and prior to the Effective Time in connection with services rendered by Executive to, or on behalf of, the Company. Executive understands and expressly agrees that, unless specifically excluded from this release, this release extends to all Claims and Damages of every nature and kind, known or unknown, suspected or unsuspected, past or present, whether or not these Claims and Damages were set forth in any writing, and that all such Claims and Damages are hereby expressly settled or waived.

           (b) Definitions. As used in this Section 4, the following terms shall have meanings set forth below:

                (i) "Claims" means all theories of recovery of whatever nature, whether known or unknown, and now recognized by the law or equity of any jurisdiction, based on acts, omissions or other matters occurring on or before the date the parties sign this Agreement. This term includes, without limitation, lawsuits, petitions, complaints, causes of action, charges, indebtedness, losses, claims, liabilities, and demands, whether arising in equity or under the common law or under any contract (including, without limitation, the Employment Agreement), statute, regulation or ordinance. This term also includes, without limitation, any Claim of discrimination (based on age or any other factor) under any statute or law (including, without limitation, the Age Discrimination in Employment Act, 29 U.S.C. ss. 621, et seq.; Title VII of the Civil Rights Act of 1964, 42 U.S.C. ss. 2000e, et seq.; and the Americans with Disabilities Act, 42 U.S.C. ss. 12101, et seq.), and all Claims asserted by Executive, in writing or otherwise, or which could be asserted, by Executive.

                (ii) "Damages" means all elements of relief or recovery of whatever nature, whether known or unknown, which are recognized by the law or equity of any jurisdiction. This term includes, without limitation, actual, incidental, indirect, consequential, compensatory, liquidated, exemplary, and punitive damages; rescission, attorneys' fees; interest; costs; equitable relief; and expenses.

                (iii) "Released Parties" means and includes the Company and its Subsidiaries, and all of the foregoing entities' past, present and future shareholders, directors, officers, employees, agents, insurance carriers, employee benefit plans (and such plans' fiduciaries, trustees, administrators and representatives), predecessors, successors, assigns, executors, administrators, attorneys and representatives, in both their corporate and individual capacities.

      5. Salary. Executive shall be paid his regular salary of $228,598 per month, less lawful taxes and withholdings, to and through the date of termination of the Employment Agreement in accordance with the Company's customary payroll practices.

      6. Confidentiality.

           (a) Protection of Confidential Information and Trade Secrets. Executive acknowledges that the business of the Company and its Subsidiaries is highly competitive and that certain confidential contracts, books, records, and documents, confidential technical information concerning their services, pricing techniques, and computer system and software, and other confidential information (such as credit and financial data) concerning their customers and business affiliates, all comprise confidential business information and trade secrets which are valuable, special, and unique assets which the Company and its Subsidiaries use in their business to obtain a competitive advantage over their competitors. (All such information belonging to the Company and its Subsidiaries and not publicly available is jointly referred to herein as

"Confidential Information and Trade Secrets.") Effective as of the Effective Time, Executive agrees that all Confidential Information and Trade Secrets are the exclusive, confidential, and proprietary information and property of the Company and, except as necessary to perform the consulting services to be provided hereunder, will not be used by Executive for any other purpose or in any other manner. Executive further acknowledges that protection of such Confidential Information and Trade Secrets against unauthorized disclosure and use is of critical importance to the Company and its Subsidiaries in maintaining their competitive position. Executive hereby agrees that he will not make any unauthorized disclosure of any such Confidential Information and Trade Secrets, or make any unauthorized use thereof. In the event that Executive is requested pursuant to, or required by, applicable law or regulation or by legal process to disclose any Confidential Information and Trade Secrets, Executive agrees to use his reasonable efforts to provide the Company with prompt notice of such request(s) to enable the Company to seek an appropriate protective order; provided, however, that Executive shall not be prohibited from complying with any such request unless an appropriate protective order is in place.

           (b) Scope of Prohibited Activities; Remedies. Executive acknowledges that the scope of prohibited activities, and time of duration of the provisions of this Section 6 are reasonable and are no broader than are necessary to protect the goodwill and legitimate business interests of the Company and its Subsidiaries. Executive also acknowledges that the provisions of this Section 6 do not and will not impose any unreasonable burden on Executive. Executive further acknowledges that a violation of this Section 6 will cause irreparable damage to the Company and its Subsidiaries, entitling them to an injunction and other equitable relief in a court of competent jurisdiction against Executive. In addition, the Company and its Subsidiaries shall be entitled to whatever other remedies they may have at law, including, without limitation, reasonable attorneys fees and costs incurred by the Company and its Subsidiaries in enforcing the terms of this Section 6.

      7. Non-Competition Agreement.

           (a) Non-competition. Except as expressly permitted herein, effective as of the Effective Time Executive agrees that he shall not, until 11:59 p.m. on the second anniversary of the Effective Time:

                (i) directly or indirectly own, engage in, manage, operate, join, control, or participate in the ownership, management, operation, or control of, or be connected as a stockholder, director, officer, employee, agent, partner, joint venturer, member, beneficiary, or otherwise with, any corporation, limited liability company, partnership, sole proprietorship, association, business, trust, or other organization, entity or individual which in any way competes with the Company or any of its Subsidiaries in the business of manufacturing, marketing or distributing wood or vinyl windows or doors or vinyl siding or in any other material business activity that the Company or any of its Subsidiaries is conducting as of the date of this Agreement (a "Competing Business") in the United States; provided, however, that the Executive may own, directly or indirectly, securities of any entity traded on any national securities exchange or listed on the

      National Association of Securities Dealers Automated Quotation System that is a Competing Business if Executive does not, directly or indirectly, own 10% or more of any class of equity securities, or securities convertible into or exercisable or exchangeable for 10% or more of any class of equity securities, of such entity;

                (ii) during the term of non-competition, use Executive's access to, knowledge of, or application of Confidential Information and Trade Secrets to perform any material duty for any Competing Business; it being understood and agreed to that this clause (ii) shall be in addition to and not be construed as a limitation upon the covenants in clause (i) hereof;

                (iii) directly or indirectly aid, abet, or otherwise assist in a material way any individual, business, or other organization or entity that is a Competing Business in the United States;

                (iv) directly or indirectly request or advise any present or future customers or suppliers of the Company or any of its Subsidiaries to cancel any contracts with the Company or any of its Subsidiaries or curtail their dealings with the Company or any of its Subsidiaries;

                (v) directly or indirectly request or advise any present or future service provider or financial resource of the Company or any of its Subsidiaries to withdraw, curtail, or cancel the furnishing of such service or resource to the Company or any of its Subsidiaries; or

                (vi) directly or indirectly hire, attempt to hire, or contact or solicit with respect to hiring any then significant employee of the Company or any of its Subsidiaries, or otherwise induce or attempt to influence any employee of the Company to terminate his or her employment.

           (b) Non-competition Fee. In consideration of the non-competition agreement described in this Section 7, the Company hereby agrees to forgive the portion of the indebtedness (as reduced by the amount thereof allocated to the termination of Executive's Employment Agreement as described in Section 2) owed to the Company by Executive as described in Section 3.

           (c) Scope of Prohibited Activities; Remedies. Executive acknowledges that the geographic boundaries, scope of prohibited activities, and time duration of this Section 7 are reasonable in nature and are no broader than are necessary to maintain the confidentiality and the goodwill of the Company's proprietary information, plans and services and to protect the other legitimate business interests of the Company. Executive also acknowledges that the provisions of this Section 7 do not and will not impose any unreasonable burden on Executive. Executive further acknowledges that violation of this Section 7 will cause irreparable damage to the Company and its Subsidiaries, entitling them to an injunction and other equitable relief in a court of competent jurisdiction against Executive. In addition, the Company and its Subsidiaries shall be entitled to whatever other remedies they may have at law, including, without limitation, reasonable attorneys fees and costs incurred by the Company and its Subsidiaries in enforcing the terms of this Section 7.

      8. Miscellaneous.

           (a) Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

           (b) Certain Events. Executive agrees that this Agreement and the obligations hereunder shall be binding upon his heirs, guardians, administrators or successors.

           (c) Assignment. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of the other party.

           (d) Amendments, Waivers, Etc. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by the parties hereto.

           (e) Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly received if so given) by hand delivery, telegram, telex or telecopy, or by mail (registered or certified mail, postage prepaid, return receipt requested) or by any courier service, such as Federal Express, providing proof of delivery. All communications hereunder shall be delivered to the respective parties at the following addresses:

      If to Executive:    At the addresses set forth on signature pages hereto

      copy to:            Squadron, Ellenoff, Plesent & Sheinfeld,
                          LLP
                          551 Fifth Avenue
                          New York, New York  10176
                          Attn:  Joel I. Papernik
                          Telecopy:  (212) 697-6686

      If to Parent:       Atrium Acquisition Holdings Corp.
                          1341 West Mockingbird Lane
                          Suite 1200 West
                          Dallas, Texas  75247
                          Attn:  Randall Fojtasek
                          Telecopy:  (214) 630-5013
      copies to:         Hicks, Muse, Tate & Furst Incorporated
                         200 Crescent Court, Suite 1600
                         Dallas, Texas  75201
                         Attn:  Jeffry S. Fronterhouse
                         Telecopy:  (214) 740-7313

                         Hicks, Muse, Tate & Furst Incorporated
                         200 Crescent Court, Suite 1600
                         Dallas, Texas  75201
                         Attn:  Lawrence D. Stuart, Jr.
                         Telecopy:  (214) 740-7313

                         Vinson & Elkins L.L.P.
                         3700 Trammell Crow Center
                         2001 Ross Avenue
                         Dallas, Texas  75201-2975
                         Attn:  A. Winston Oxley
                         Telecopy:  (214) 999-7891

      If to the Company: Ply Gem Industries, Inc.
                         777 Third Avenue
                         New York, New York  10017
                         Attn:  Jeffrey S. Silverman
                         Telecopy:  (212) 888-0472

      copy to:           Cleary, Gottlieb, Steen & Hamilton
                         One Liberty Plaza
                         New York, New York  10006
                         Attn:  Victor Lewkow
                         Telecopy:  (212) 225-3999

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

           (f) Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

           (g) Specific Performance. Each of the parties hereto recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement will cause the other party to sustain damages for which it would not have an adequate remedy at law for money damages, and therefore each of the parties hereto agrees that in the event of any such breach the aggrieved party shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

           (h) Remedies Cumulative. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

           (i) No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

           (j) No Third Party Beneficiaries. This Agreement is not intended to be for the benefit of, and shall not be enforceable by, any person or entity who or which is not a party hereto; provided that in the event of Executive's death then, the benefits to be received by Executive hereunder shall inure to his successors and heirs.

           (k) Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

           (l) Jurisdiction. Each party hereby irrevocably submits to the exclusive jurisdiction of the Court of Chancery in the State of Delaware in any action, suit or proceeding arising in connection with this Agreement, and agrees that any such action, suit or proceeding shall be brought only in such court (and waives any objection based on forum non conveniens or any other objection to venue therein); provided, however, that such consent to jurisdiction is solely for the purpose referred to in this paragraph (l) and shall not be deemed to be a general submission to the jurisdiction of said Court or in the State of Delaware other than for such purposes. Each party hereto hereby waives any right to a trial by jury in connection with any such action, suit or proceeding.

           (m) Descriptive Headings. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

           (n) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same Agreement.

           (o) Tax Reporting. As may be appropriate, the Company shall report the payments made hereunder by filing the appropriate 1099 forms for these amounts.

           9. Termination. This Agreement shall terminate upon the termination of the Merger Agreement without any further action on the part of any party hereto.

           10. New Agreements. In the event the Company gives Parent the notice contemplated by Section 8.1(i) of the Merger Agreement, then the Company and Executive shall, within the time period specified in clause (ii) of such
Section 8.1(i), extend to Parent, in connection with any adjustments in the terms and conditions of the Merger Agreement that Parent may propose pursuant to clause (ii) of such Section 8.1(i), an opportunity to enter into such agreements or arrangements (with respect to Executive and his then existing agreements and arrangements with the Company) as specified in such notice on terms and conditions no less favorable to Parent as those specified in such notice.

           IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.


                                  ___________________________________
                                  Jeffrey S. Silverman


                                  Address:



                                  ___________________________________
                                  ___________________________________
                                  ___________________________________
                                  ___________________________________


                                  Atrium Acquisition Holdings Corp.


                                  By:________________________________
                                  Name:______________________________
                                  Title:_____________________________


                                  Ply Gem Industries, Inc.


                                  By:________________________________
                                  Name:______________________________
                                  Title:_____________________________

                                   EXHIBIT E

                       Termination and Release Agreement

                       TERMINATION AND RELEASE AGREEMENT

      THIS TERMINATION AND RELEASE AGREEMENT (this "Agreement"), dated as of June 24, 1997, is made and entered into by Atrium Acquisition Holdings Corp., a Delaware corporation ("Parent"), Ply Gem Industries, Inc., a Delaware corporation (the "Company"), and Herbert P. Dooskin (the "Executive").

                              W I T N E S S E T H:

      WHEREAS, concurrently herewith, Parent, Atrium/PG Acquisition Corp. (the "Sub"), the Company and, for limited purposes, Atrium Corporation are entering into an Agreement and Plan of Merger (as such agreement may hereafter be amended from time to time, the "Merger Agreement"; capitalized terms used and not defined herein have the respective meanings ascribed to them in the Merger Agreement), pursuant to which Sub will be merged with and into the Company (the "Merger");

      WHEREAS, as an inducement and a condition to entering into the Merger Agreement, Parent has required that Executive agree, and Executive has agreed, to enter into this Agreement;

      NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

      1. Employment Agreement. Executive hereby represents and warrants that his employment relationship with the Company is pursuant to and governed by the Employment Agreement dated March 7, 1986 between Executive and the Company, as amended on May 4, 1987, March 1, 1988, and January 26, 1989, a true and correct copy of which has been furnished to Parent (the "Employment Agreement"). [Annex I intentionally omitted.]

      2. Termination of Employment Agreement. Effective as of the Effective Time (a) Executive hereby tenders his resignation as an officer and director of the Company and each of its Subsidiaries, and (b) the Employment Agreement shall be terminated in full without any further action on the part of the Company or Executive. Except as expressly provided in this Agreement (including the exceptions set forth in Section 4(a)), from and after the date of termination of the Employment Agreement, Executive shall not be entitled to receive any further wages, compensation or benefits arising pursuant to the Employment Agreement or his employment relationship with the Company or any of its Subsidiaries, and Executive shall not be entitled to any post termination wages, compensation or benefits (including, without limitation, severance pay, nonqualified supplemental executive retirement plan payments, vacation pay or sick pay).

      3. Forgiveness of Indebtedness. Effective as of the termination of the Employment Agreement, the Company hereby forgives in its entirety and hereby releases all of its rights in respect of the indebtedness described on Annex II attached hereto including, without limitation, all principal and interest that may be due and owing or that may become due and owing thereunder. Notwithstanding the foregoing, any indebtedness owed to the Company or any of its

Subsidiaries by Executive and which is not described on Annex II shall not be released pursuant to this Section 3 and shall remain in full force and effect notwithstanding the terms of any other agreement or arrangement between the Company or any of its Subsidiaries and Executive to the contrary. Except with respect to interest that may hereafter accrue on the indebtedness described on Annex II, from and after the date of this Agreement, Executive shall not borrow any additional indebtedness from the Company or any of its Subsidiaries.

      4. Release of Claims.

           (a) Release by Executive. Effective as of the Effective Time, Executive hereby releases and discharges the Released Parties from all Claims and Damages, including those related to, arising from, or attributed to (i) his employment with, and membership on the Boards of Directors for, the Company and its Subsidiaries and resignations therefrom, (ii) the Employment Agreement, and
(iii) all other acts or omissions related to any matter at any time prior to and including the date of termination of the Employment Agreement; except that this release shall not include Executive's (A) entitlement to continued group medical coverage in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"), (B) vested accrued benefits in the Company's qualified employee benefit plans described in Annex III attached hereto, (C) rights arising under the Merger Agreement, (D) rights of Executive arising under this Agreement, (E) his right to be reimbursed for reasonable out-of-pocket costs and expenses incurred after the date of this Agreement and prior to the Effective Time in connection with services rendered by Executive to, or on behalf of, the Company and (F) his rights under that certain Agreement, dated January 2, 1991, pertaining to certain life insurance policies. Executive understands and expressly agrees that, unless specifically excluded from this release, this release extends to all Claims and Damages of every nature and kind, known or unknown, suspected or unsuspected, past or present, whether or not these Claims and Damages were set forth in any writing, and that all such Claims and Damages are hereby expressly settled or waived.

           (b) Definitions. As used in this Section 4, the following terms shall have meanings set forth below:

            (i) "Claims" means all theories of recovery of whatever nature, whether known or unknown, and now recognized by the law or equity of any jurisdiction, based on acts, omissions or other matters occurring on or before the date the parties sign this Agreement. This term includes, without limitation, lawsuits, petitions, complaints, causes of action, charges, indebtedness, losses, claims, liabilities, and demands, whether arising in equity or under the common law or under any contract (including, without limitation, the Employment Agreement), statute, regulation or ordinance. This term also includes, without limitation, any Claim of discrimination (based on age or any other factor) under any statute or law (including, without limitation, the Age Discrimination in Employment Act, 29 U.S.C. ss. 621, et seq.; Title VII of the Civil Rights Act of 1964, 42 U.S.C. ss. 2000e, et seq.; and the Americans with Disabilities Act, 42 U.S.C. ss. 12101, et seq.), and all Claims asserted by Executive, in writing or otherwise, or which could be asserted, by Executive.

            (ii) "Damages" means all elements of relief or recovery of whatever nature, whether known or unknown, which are recognized by the law or equity of any jurisdiction. This term includes, without limitation, actual, incidental, indirect, consequential, compensatory, liquidated, exemplary, and punitive damages; rescission, attorneys' fees; interest; costs; equitable relief; and expenses.

            (iii) "Released Parties" means and includes the Company and its Subsidiaries, and all of the foregoing entities' past, present and future shareholders, directors, officers, employees, agents, insurance carriers, employee benefit plans (and such plans' fiduciaries, trustees, administrators and representatives), predecessors, successors, assigns, executors, administrators, attorneys and representatives, in both their corporate and individual capacities.

      5. Settlement Amount. In consideration of the termination of Executive's Employment Agreement and Executive's release and discharge of the Released Parties from all Claims and Damages, the Company shall tender and pay to Executive immediately after the Effective Time, by means of wire transfer of immediately available funds, an amount equal to $1,900,000, and shall forgive and release all of its rights in respect of the indebtedness owed the Company by Executive. Executive shall be paid his regular salary of $47,103 per month, less lawful taxes and withholdings, to and through the date of termination of the Employment Agreement in accordance with the Company's customary payroll practices.

      6. Confidentiality.

           (a) Protection of Confidential Information and Trade Secrets. Executive acknowledges that the business of the Company and its Subsidiaries is highly competitive and that certain confidential contracts, books, records, and documents, confidential technical information concerning their services, pricing techniques, and computer system and software, and other confidential information (such as credit and financial data) concerning their customers and business affiliates, all comprise confidential business information and trade secrets which are valuable, special, and unique assets which the Company and its Subsidiaries use in their business to obtain a competitive advantage over their competitors. (All such information belonging to the Company and its Subsidiaries and not publicly available is jointly referred to herein as "Confidential Information and Trade Secrets.") Effective as of the Effective Time, Executive agrees that all Confidential Information and Trade Secrets are the exclusive, confidential, and proprietary information and property of the Company and, except as necessary to perform the consulting services to be provided hereunder, will not be used by Executive for any other purpose or in any other manner. Executive further acknowledges that protection of such Confidential Information and Trade Secrets against unauthorized disclosure and use is of critical importance to the Company and its Subsidiaries in maintaining their competitive position. Executive hereby agrees that he will not make any unauthorized disclosure of any such Confidential Information and Trade Secrets, or make any unauthorized use thereof. In the event that Executive is requested pursuant to, or required by, applicable law or regulation or by legal process to disclose any Confidential Information and Trade Secrets, Executive agrees to use his reasonable efforts to provide the Company with prompt notice of such request(s) to enable the

Company to seek an appropriate protective order; provided, however, that Executive shall not be prohibited from complying with any such request unless an appropriate protective order is in place.

           (b) Scope of Prohibited Activities; Remedies. Executive acknowledges that the scope of prohibited activities, and time of duration of the provisions of this Section 6 are reasonable and are no broader than are necessary to protect the goodwill and legitimate business interests of the Company and its Subsidiaries. Executive also acknowledges that the provisions of this Section 6 do not and will not impose any unreasonable burden on Executive. Executive further acknowledges that a violation of this Section 6 will cause irreparable damage to the Company and its Subsidiaries, entitling them to an injunction and other equitable relief in a court of competent jurisdiction against Executive. In addition, the Company and its Subsidiaries shall be entitled to whatever other remedies they may have at law, including, without limitation, reasonable attorneys' fees and costs incurred by the Company and its Subsidiaries in enforcing the terms of this Section 6.

      7. Miscellaneous.

           (a) Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

           (b) Certain Events. Executive agrees that this Agreement and the obligations hereunder shall be binding upon his heirs, guardians, administrators or successors.

           (c) Assignment. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of the other party.

           (d) Amendments, Waivers, Etc. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by the parties hereto.

           (e) Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly received if so given) by hand delivery, telegram, telex or telecopy, or by mail (registered or certified mail, postage prepaid, return receipt requested) or by any courier service, such as Federal Express, providing proof of delivery. All communications hereunder shall be delivered to the respective parties at the following addresses:

      If to Executive: At the addresses set forth on signature pages hereto
  copy to:           Squadron, Ellenoff, Plesent & Sheinfeld, LLP
                     551 Fifth Avenue
                     New York, New York  10176
                     Attn:  Joel I. Papernik
                     Telecopy:  (212) 697-6686

  If to Parent:      Atrium Acquisition Holdings Corp.
                     1341 West Mockingbird Lane
                     Suite 1200 West
                     Dallas, Texas  75247
                     Attn:  Randall Fojtasek
                     Telecopy: (214) 630-5013

  copies to:         Hicks, Muse, Tate & Furst Incorporated
                     200 Crescent Court, Suite 1600
                     Dallas, Texas  75201
                     Attn:  Jeffry S. Fronterhouse
                     Telecopy:  (214) 740-7313

                     Hicks, Muse, Tate & Furst Incorporated
                     200 Crescent Court, Suite 1600
                     Dallas, Texas  75201
                     Attn:  Lawrence D. Stuart, Jr.
                     Telecopy:  (214) 740-7313

                     Vinson & Elkins L.L.P.
                     3700 Trammell Crow Center
                     2001 Ross Avenue
                     Dallas, Texas  75201-2975
                     Attn:  A. Winston Oxley
                     Telecopy:  (214) 999-7891

  If to the Company: Ply Gem Industries, Inc.
                     777 Third Avenue
                     New York, New York  10017
                     Attn:  Jeffrey S. Silverman
                     Telecopy:  (212) 888-0472

      copy to:       Cleary, Gottlieb, Steen & Hamilton
                     One Liberty Plaza
                     New York, New York  10006
                     Attn:  Victor Lewkow
                     Telecopy:  (212) 225-3999

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

           (f) Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

           (g) Specific Performance. Each of the parties hereto recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement will cause the other party to sustain damages for which it would not have an adequate remedy at law for money damages, and therefore each of the parties hereto agrees that in the event of any such breach the aggrieved party shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

           (h) Remedies Cumulative. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

           (i) No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

           (j) No Third Party Beneficiaries. This Agreement is not intended to be for the benefit of, and shall not be enforceable by, any person or entity who or which is not a party hereto; provided that, in the event of Executive's death, the benefits to be received by Executive hereunder shall inure to his successors and heirs.

           (k) Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

           (l) Jurisdiction. Each party hereby irrevocably submits to the exclusive jurisdiction of the Court of Chancery in the State of Delaware in any action, suit or proceeding arising in connection with this Agreement, and agrees that any such action, suit or proceeding shall be brought only in such court (and waives any objection based on forum non conveniens or any other objection to venue therein); provided, however, that such consent to jurisdiction is solely for the purpose referred to in this paragraph (l) and shall not be deemed to be a general submission to the jurisdiction of said Court or in the State of Delaware other than for such purposes. Each party hereto hereby waives any right to a trial by jury in connection with any such action, suit or proceeding.

           (m) Descriptive Headings. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

           (n) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same Agreement.

           (o) Tax Reporting. As may be appropriate, the Company shall report the payments made hereunder by filing the appropriate 1099 forms for these amounts.

      8. Termination. This Agreement shall terminate upon the termination of the Merger Agreement without any further action on the part of any party hereto.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                                  Herbert P. Dooskin


                                  __________________________________


                                  Address:

                                  __________________________________
                                  __________________________________
                                  __________________________________
                                  __________________________________



                                  Atrium Acquisition Holdings Corp.


                                  By:_______________________________
                                  Name:_____________________________
                                  Title:____________________________


                                  Ply Gem Industries, Inc.


                                  By:_______________________________
                                  Name:_____________________________
                                  Title:____________________________